Exhibit 10.38

[*] indicates that a confidential portion of the text of this agreement has been omitted and filed separately with the Commission.

ROYALTY PURCHASE AGREEMENT

Dated as of August 12, 2010

by and among

XOMA CDRA LLC,

XOMA (US) LLC,

XOMA LTD.,

AND

ORBIMED ADVISORS, LLC

TABLE OF CONTENTS

-i-

-ii-

Section 8.13 Amendments; No Waivers	47
Section 8.14 Interpretation	47

SCHEDULES

Schedule 3.06	Litigation
Schedule 3.13	Seller’s Address and Identification Number
Schedule 5.05(a)	Liens on Patent Rights
Schedule 5.05(b)	Patent Rights
Schedule 5.05(e)	Disputes Involving Patent Rights
Schedule 5.07	[*]

EXHIBITS

Exhibit A-1	Form of Bill of Sale
Exhibit B	Celltech License Agreement
Exhibit C	UCB Consent
Exhibit D	Corporate Legal Opinion of Seller Counsel
Exhibit E	Intellectual Property Legal Opinion of Seller Counsel
Exhibit F	True Sale and Nonconsolidation Legal Opinion of Seller Counsel
Exhibit G	License Agreement

-iii-

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2010 (the “Effective Date”) by and among XOMA CDRA LLC, a Delaware limited liability company (“Seller”), XOMA Ltd., a Bermuda company, solely for the purposes of Article V, Article VII, Article VIII, Section 6.01(a), Section 6.02, Section 6.03, Section 6.04(a), Section 6.04(d), Section 6.04(g) and Section 6.06 and Section 6.07 (“XOMA”), XOMA (US) LLC, a Delaware limited liability company and the direct, 100% owner of Seller, solely for the purposes of Section 3.11(d), Section 3.11(i), Section 3.11(k), Section 6.01(a), Section 6.02, Section 6.03, Section 6.04(a), Section 6.04(d), Section 6.04(g), Section 6.06, Section 6.07, Article V, Article VII, and Article VIII (“Seller Parent”) and OrbiMed Advisors, LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, XOMA as successor-in-interest to XOMA Corporation, and UCB (as defined below), as successor-in-interest to Celltech Therapeutics Ltd., have entered into the License Agreement (as defined below);

WHEREAS, in connection with a transaction that XOMA Corporation effected in connection with its redomiciliation as XOMA, XOMA (a) has assigned and transferred all of its right, title and interest in, to and under the License Agreement to XOMA (Bermuda) Ltd., a Bermuda limited company (“XOMA Bermuda”), and (b) has transferred, conveyed, assigned and granted all of its right, title and interest in, to and under the Patent Rights to XOMA Technology Ltd., a Bermuda limited company (“XOMA Technology”), and has obtained UCB’s prior consent to such assignments, conveyances, transfers and grants pursuant to Section 10.2 of the License Agreement;

WHEREAS, XOMA Technology has transferred, conveyed, assigned and granted the unconditional and irrevocable right to grant a license with respect to the Patent Rights (as defined below) to third parties to XOMA Ireland Limited, an Irish limited company (“XOMA Ireland”);

WHEREAS, pursuant to the Payment Rights Acquisition Agreement, dated as of November 9, 2006, XOMA Bermuda has assigned and transferred all of its right, title and interest in and to any and all royalty payments relating to the Licensed Product (as defined below) under Article 3 of the License Agreement and any and all underpayments or unpaid amounts relating to such royalty payments to Seller Parent, and has obtained UCB’s prior consent to such assignment and transfer pursuant to Section 10.2 of the License Agreement;

WHEREAS, pursuant to the XOMA Contribution and Sale Agreement (as defined below), in exchange for the cash proceeds of the sale of the Purchased Interest (as defined below) pursuant to this Agreement and newly-issued equity of Seller:  (a) Seller Parent has sold, transferred, conveyed, assigned, contributed and granted to Seller all of its right, title and interest in, to and under the License Agreement to any and all royalty payments relating to the Licensed Product under Article 3 of the License Agreement and any and all underpayments or unpaid amounts relating to such royalty payments; (b) XOMA Bermuda has sold, transferred, conveyed, assigned, contributed and granted to Seller all of its right, title and interest in, to and under the License Agreement; (c) XOMA Ireland has sold, transferred, conveyed, assigned, contributed and granted to Seller the unconditional and irrevocable right to grant a license to UCB equivalent, in form and substance, to the License Agreement with respect to the Patent Rights  (the “Right to License”); and (d) XOMA Technology has sold, transferred, conveyed, assigned, contributed and granted to Seller all of its right, title and interest in and to any monetary damages or recoveries which XOMA Technology or any of its Affiliates (as defined below) is entitled to receive net of any expenses actually incurred by XOMA Technology (or such Affiliates) to pursue such damages or recoveries, in any infringement action to the extent such infringement is of any of the Patent Rights, and all such XOMA Entities (as defined below) have obtained UCB’s prior consent to such sales, transfers, conveyances, assignments, contributions and grants pursuant to Section 10.2 of the License Agreement;

WHEREAS, pursuant to the letter agreement dated August 11, 2010, among UCB, Seller Parent and XOMA Bermuda (the “UCB Consent”), a true, complete and correct copy of which is attached hereto as Exhibit C, (a) UCB has consented to the transactions contemplated by this Agreement and the other Transaction Documents (as defined below), including the disclosure to Purchaser of the Information (as defined below) relating to the Purchased Interest (as defined below), and (b) UCB has acknowledged and agreed to pay, from the Royalty Payment Commencement Date, all Royalty Payments and other monetary payments on account of the Purchased Interest when due and payable under the License Agreement, directly to the Purchaser Account (as defined below) by wire transfer of immediately available funds thereof;

WHEREAS, upon and subject to the terms and conditions contained herein, Seller now desires to sell, assign, convey, transfer and grant to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, the Purchased Interest described herein, including all of Seller’s right, title and interest in, to and under the Royalty Payment described herein; and

WHEREAS, XOMA has agreed to provide the representations, warranties and covenants to Purchaser set forth in this Agreement, collectively, as a material inducement to Purchaser to enter into and consummate the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.  The following terms, as used herein, shall have the following meanings:

“Additional Collateral” shall mean all of Seller’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired, wherever located:

(i)           the License Agreement, including all of Seller’s contract rights thereunder to receive the Royalty Payment and other monetary payments under the License Agreement and all of Seller’s contract rights thereunder to enforce the License Agreement directly against UCB (which, for the avoidance of doubt, shall not include any right to enforce, maintain or otherwise protect the Patent Rights);

(ii)           the Right to License, including all of Seller’s rights thereunder to receive payments, if any, arising from the license, if any, granted pursuant thereto and all of Seller’s rights thereunder to enforce the Right to License and the license, if any, granted pursuant thereto (which, for the avoidance of doubt, shall not include any right to enforce, maintain or otherwise protect the Patent Rights);

(iii)           all of Seller’s books and records relating to any and all of the foregoing;

(iv)           all Supporting Obligations (as such term is defined in the UCC) in respect of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and

(v)           all Proceeds (as such term is defined in the UCC) and products of and to any and all of the foregoing.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person.  For purposes of this definition, “control” (or its derivatives) shall mean the possession, direct or indirect, of the power or ability to direct or cause the direction of the management or policies of a Person, whether through ownership of equity, voting securities or beneficial interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Bankruptcy Event” shall mean, with respect to any Person, the occurrence of any of the following:

(i)           such Person or any of its Subsidiaries shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or such Person or any of its Subsidiaries shall make a general assignment for the benefit of its creditors;

(ii)           there shall be commenced against such Person or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that remains undismissed or undischarged for a period of sixty (60) calendar days;

(iii)           there shall be commenced against such Person or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial portion of its assets,  which results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or satisfied pending appeal within forty-five (45) calendar days from the entry thereof; or

(iv)           such Person or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above.

“Bill of Sale” shall mean the bill of sale substantially in the form of Exhibit A.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day that is a legal holiday under the laws of the State of New York or the State of California, or any day on which banking institutions located in the State of New York or the State of California are authorized or required by law or other governmental action to close.

“Celltech License Agreement” shall mean the Non-Exclusive License Agreement between XOMA Bermuda, as successor-in-interest to XOMA Corporation, and UCB, as successor-in-interest to Celltech Therapeutics Ltd., dated December 23, 1998, as may be amended, restated, supplemented or modified from time to time, attached hereto as Exhibit B.

“CIMZIA®” shall mean the pegylated anti-TNFalpha antibody fragment having the international nonproprietary name certolizumab pegol.

“Closing Payment” shall have the meaning set forth in Section 2.03.

“Collateral” shall mean the Additional Collateral and, in the event of a Recharacterization, the Purchased Interest.

“Confidential Information” shall mean, as it relates to any party (or its Affiliates) who provides information (the “Disclosing Party”) to the other party hereto (the “Receiving Party”), all information (whether written or oral, or in electronic or other form) furnished before or after the Effective Date concerning, or relating in any way, directly or indirectly, to the Disclosing Party or its Affiliates (including, in the case of Purchaser, any of its equityholders, debtholders, partners or members), and in the case of information provided by Seller or its Affiliates, relating to the Purchased Interest or any part thereof, the License Agreement or the Patent Rights, including:  (i) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the License Agreement) involving or relating in any way, directly or indirectly, to the Purchased Interest or any part thereof or the circumstances giving rise to the Purchased Interest or any part thereof, and including all terms and conditions thereof and the identities of the parties thereto; (ii) any reports, data, materials or other documents of any kind relating in any way, directly or indirectly, to this Disclosing Party or its Affiliates, the Purchased Interest or any part thereof or the circumstances giving rise to the Purchased Interest or any part thereof, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (i) above; and (iii) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Patent Rights or any infringement thereof.  Notwithstanding the foregoing definition, “Confidential Information” shall not include information that is (v) independently developed or discovered by the Receiving Party without use of or access to any Confidential Information, as demonstrated by documentary evidence, (w) already in the public domain at the time the information is disclosed or has become part of the public domain after such disclosure through no breach of this Agreement, (x) lawfully obtainable from other sources, (y) required to be disclosed in any document to be filed with any Governmental Authority or (z) required to be disclosed by court or administrative order or under securities laws, rules and regulations applicable to any party hereto or pursuant to the rules and regulations of any stock exchange or stock market on which securities of Seller or its Affiliates or Purchaser or its Affiliates may be listed for trading.

“Defaulting Party” shall have the meaning set forth in Section 6.04(d).

“Discrepancy” shall have the meaning set forth in Section 2.02(b).

“Discrepancy Notice” shall have the meaning set forth in Section 6.05(b).

“Dispute” or “Disputes” shall have the meaning set forth in Section 5.05(e).

“Effective Date” shall have the meaning set forth in the preamble.

“Event of Default” shall mean each of the following events or occurrences, and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been waived or remedied, as applicable:

(a)           failure of Seller or Seller Parent (or any of their respective Affiliates) to deliver to the Purchaser Account all Royalty Payments and all underpayments or unpaid amounts relating to such Royalty Payments received by either Seller or Seller Parent (or such Affiliates) on or after the Royalty Payment Commencement Date when required to be delivered by Seller to the Purchaser Account pursuant to this Agreement and such failure is not cured within thirty (30) days after written notice thereof is given to Seller by Purchaser;

(b)           failure of Seller or XOMA (or any of their respective Affiliates) to perform or comply with any material term or obligation under the License Agreement or any Transaction Document (whether or not pursuant to any direction from Purchaser), including any failure to make any payment hereunder or thereunder (other than any payment contemplated by clause (a) above) (determined in all cases hereunder as if the terms “material” or “Material Adverse Effect” were not included therein, except in the second instance in the penultimate sentence of, and in the ultimate sentence of, Section 5.05(d)), if, upon Purchaser providing Seller with written notice of such failure, Seller has not cured such failure within thirty (30) days after Seller’s receipt of such notice;

(c)           without limiting the generality of clause (b) above, the valid termination of the License Agreement by UCB pursuant to Section 9.3 (Termination for Cause) thereof;

(d)           any representation or warranty in this Agreement or in any other Transaction Document or in any written statement, report or certificate made or delivered to Purchaser by Seller (excluding any such written statement, report or certificate that is not made or deemed to be made by Seller but is required to be delivered by Seller pursuant to the Transaction Documents) is untrue or incorrect in any material respect (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein) as of the date when made or deemed made and, if the facts, events or circumstances that resulted in such representation or warranty being untrue or incorrect are capable of being cured or remedied such that such representation or warranty would thereafter be true and correct in all material respects (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein), such facts, events or circumstances are not cured or remedied within thirty (30) days after written notice thereof is given to Seller by Purchaser;

(e)           Seller, Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology or XOMA becomes subject to a Bankruptcy Event;

(f)           Purchaser shall fail to have a first-priority perfected security interest in any of the Collateral due to (i) any action by Seller or failure of Seller to perform an obligation required to be performed by it under any of the Transaction Documents or (ii) any other reason, if, in each case, within ten (10) days after Seller becomes aware (based on Seller’s Knowledge) of any failure of Purchaser to have a first-priority perfected security interest in any of the Collateral such first-priority perfected security interest is not restored;

(g)           in the event UCB terminates the License Agreement and Seller or XOMA Technology (or their respective Affiliates) subsequently is or may be entitled to receive monetary damages or recoveries from UCB from the infringement of any of the Patent Rights, (i) failure of Seller or XOMA Technology (or any such Affiliates) to use commercially reasonable efforts to pursue any and all such monetary damages or recoveries, which failure is not cured within thirty (30) days after written notice thereof is given to Seller by Purchaser, or (ii) failure of Seller or XOMA Technology (or their respective Affiliates) to promptly pay to the Purchaser Account, any and all such monetary damages or recoveries recovered by Seller or XOMA Technology (or such Affiliates), net of any expenses actually incurred by Seller, XOMA Technology (or such Affiliates) to pursue such damages or recoveries, which failure is not cured within thirty (30) days after written notice thereof is given to Seller by Purchaser; and

(h)           material breach by Seller of any license granted pursuant to the Right to License, which breach is not cured within thirty (30) days after written notice thereof is given to Seller by Purchaser.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and (b) the statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign).

“Information” shall have the meaning set forth in the UCB Consent.

“Knowledge” shall mean, with respect to any XOMA Entity (as defined below), the knowledge of any of the Senior Management of XOMA, Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology, Seller or any of their respective Subsidiaries and any other individuals that have a similar position or have similar powers and duties as any such officers.  An individual will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of his responsibilities in his capacity as an officer of XOMA, Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology, Seller or any of their respective Subsidiaries, in his capacity in such similar position, in his capacity in having such similar powers and duties or otherwise after due inquiry in the ordinary course of his responsibilities and duties, including inquiring about such fact or other matter with any employee of XOMA, Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology, Seller or any of their respective Subsidiaries who reports directly to such individual and who (x) has responsibilities or (y) would reasonably be expected to have actual knowledge of circumstances or other information, in each case, that would reasonably be expected to be pertinent to such fact or other matter.  Notwithstanding anything in this definition to the contrary, Seller will be deemed to have knowledge of any fact or matter that is the subject of, or referred to within, any written notice Seller Parent (as predecessor-in-interest to Seller), XOMA Bermuda (as predecessor-in-interest to Seller), Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) or any of their respective Subsidiaries has received (whether in hard copy, digital or electronic format).

“License Agreement” shall mean the Non-Exclusive License Agreement between Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) and UCB (as successor-in-interest to Celltech Therapeutics Ltd.), dated December 23, 1998, as may be amended, restated, supplemented or modified from time to time.  The term “License Agreement” shall include all rights that arise therefrom or are related thereto.

“License Party Audit” shall have the meaning set forth in Section 6.05(a).

“Licensed Product” shall have the meaning set forth in the License Agreement solely as it relates to CIMZIA®.

“Lien” shall mean any lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, mortgage, option, right of first refusal, privilege, pledge, liability, covenant or order, or any encumbrance, restriction, right or claim of any other Person of any kind whatsoever, whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, other than, unless the context otherwise requires, any of the above created solely in favor of Purchaser by the Transaction Documents.

“Losses” shall mean, collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), excluding punitive damages, except to the extent punitive damages are paid to a third party.

“Material Adverse Effect” shall mean:  any material adverse effect on (a) the validity or enforceability of any of the Transaction Documents, the License Agreement, the Right to License or any license granted pursuant thereto, the back-up security interest granted pursuant to Section 2.01(d), or the security interest granted pursuant to Section 2.07, (b) the right or ability of Seller (or its permitted assignee) to perform any of its obligations under any of the Transaction Documents or the Right to License (or any license granted pursuant thereto) or to consummate the transactions contemplated thereunder, (c) the ability of Seller or XOMA Technology (or their respective permitted assignees) to exercise any of its rights under the License Agreement relating, directly or indirectly, to the Patent Rights or the Purchased Interest, including the payment of the Royalty Payment or other monetary payment on account thereof; (d) the rights or remedies of Purchaser under any of the Transaction Documents, (e) the right of Seller to receive any Royalty Payment or other monetary payment under the License Agreement or the timing, amount or duration of such Royalty Payment or other monetary payment, (f) the Purchased Interest or any of Purchaser’s right, title and interest therein, thereto and thereunder, or (g) the right or ability of UCB (or any permitted assignee) to perform any of its obligations under the License Agreement or the Right to License (or any license granted pursuant thereto) that are related, directly or indirectly, to the Purchased Interest, including the payment of the Royalty Payment or other monetary payment on account thereof.

“Patent Office” shall mean the U.S. Patent and Trademark Office or the Canadian Intellectual Property Office, as applicable.

“Patent Rights” shall have the meaning set forth in the License Agreement as it relates solely to CIMZIA®.  Schedule 3.15(a) attached hereto sets forth an accurate and complete list of the Patent Rights in existence as of the Effective Date.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization of any kind, including a Governmental Authority.

“Purchased Interest” shall mean all of Seller’s right, title and interest in, to and under the following:

(i)           an undivided 100% interest in Seller’s contract rights under the License Agreement to receive the Royalty Payment;

(ii)           Seller’s contract rights under the License Agreement to enforce the right to payment of all or any portion of the Royalty Payment when earned directly against UCB;

(iii)           Seller’s contract rights under the License Agreement to receive any underpayments or unpaid amounts discovered by inspection of UCB’s books and records or otherwise and relating to the Royalty Payment under Section 4.3 of the License Agreement, whether or not initiated at Purchaser’s direction;

(iv)           Seller’s contract rights under the License Agreement to receive any inspection  expenses which are reimbursed by UCB under Section 4.3 of the License Agreement, but only if and to the extent such expenses were originally paid by Purchaser pursuant to this Agreement;

(v)           any and all monetary damages or recoveries received by Seller, XOMA Technology or any of their respective Affiliates, net of any expenses actually incurred by Seller, XOMA Technology or their respective Affiliates to pursue such damages or recoveries, in any infringement action brought by or on behalf of XOMA Technology, whether or not discovered by XOMA or its Affiliates, UCB or Purchaser, to the extent the such infringement is of any of the Patent Rights;

(vi)           Seller’s contract rights under the License Agreement to receive and use any and all Information received from, or created using data received from, UCB;

(vii)           Seller’s contract rights under the License Agreement to transfer or assign Purchaser’s right, title and interest in, to and under the foregoing to a third party, subject to the License Agreement and the UCB Consent; and

(viii)           all payments, Proceeds (as such term is defined in the UCC) and products of and to any and all of the foregoing.

“Purchaser” shall have the meaning set forth in the preamble, and its permitted successors and assigns.

“Purchaser Account” shall have the meaning set forth in Section 6.03(c).

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Recharacterization” shall have the meaning set forth in Section 2.01(d).

“Right to License” shall have the meaning set forth in the recitals.

“Royalty Payment” shall mean the right to receive, from the Royalty Payment Commencement Date, all royalty payments relating to the Licensed Product which Seller has received or to which Seller is entitled (as successor-in-interest to Seller Parent) from UCB under Section 3.1 of the License Agreement, and any and all payments or proceeds arising therefrom.

“Royalty Payment Commencement Date” shall mean the date that the Royalty Payment is due and payable by UCB with respect to amounts earned in the second calendar quarter of 2010 pursuant to Section 4.2 of the License Agreement.

“Seller” shall have the meaning set forth in the preamble, and its permitted successors and assigns.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.05(b).

“Seller Parent” shall have the meaning set forth in the recitals, and its permitted successors and assigns.

“Senior Management” shall mean the following officers of XOMA or any other XOMA Entity or any other individual that has a similar position or has similar powers and duties as any such officers:  Chairman of the Board and Chief Executive Officer; Executive Vice President and Chief Medical Officer; Vice President, Regulatory Affairs and Compliance; Vice President, Product Development and Alliance Management; Vice President, Finance and Chief Financial Officer; Vice President, General Counsel and Secretary; Vice President, Quality & Facilities; Vice President, Business Development; Vice President, Operations; and Vice President, Human Resources and Information Technology.

“Set-off” shall mean any set-off, offset, rescission, claim, counterclaim, defense, reduction or deduction of any kind.  Without limiting the generality of the foregoing:  (a) the term Set-off shall include the right by UCB to reduce the amount of the Royalty Payment for any reason, including in connection with (i) a breach by Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) of the License Agreement, (ii) any rights to reimbursement of any costs or expenses of UCB under the License Agreement, or (iii) any amounts paid or payable pursuant to any indemnification rights or obligations of Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) under the License Agreement; and (b) the term Set-off shall not include any deduction or withholding for or on account of any Tax.

“Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person or (ii) any other Person of which at least a majority voting interest (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another Subsidiary of such Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Term” shall have the meaning set forth in the License Agreement.

“Third Party Claim” shall have the meaning set forth in Section 8.05(d).

“Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale and the UCB Consent.

“UCB” shall mean UCB Celltech, a branch of UCB S.A., a Belgium limited company, including its permitted successors and assigns.

“UCB Consent” shall have the meaning set forth in the recitals.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of Purchaser’s ownership interest in the Purchased Interest, the back-up security interest granted pursuant to Section 2.01(d), or the security interest granted pursuant to Section 2.07 is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“XOMA” shall have the meaning set forth in the preamble, and its permitted successors and assigns.

“XOMA Bermuda” shall have the meaning set forth in the recitals, and its permitted successors and assigns.

“XOMA Contribution and Sale Agreement” shall mean the Contribution and Sale Agreement among Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology and Seller, dated as of August 11, 2010, and other related contracts made and entered into in connection with such agreement, as may be amended, restated, supplemented or modified from time to time.

“XOMA Entity” shall mean one or more of Seller, XOMA, Seller Parent, XOMA Bermuda, XOMA Ireland and XOMA Technology, as the context dictates.

“XOMA Ireland” shall have the meaning set forth in the recitals, and its permitted successors and assigns.

“XOMA Technology” shall have the meaning set forth in the recitals, and its permitted successors and assigns.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED INTEREST; SECURITY INTEREST

Section 2.01	Purchase and Sale of Purchased Interest

(a) Subject to the terms and conditions of this Agreement, including Section 2.07(c) and Section 6.02, on the Effective Date, Seller hereby sells, assigns, transfers and conveys to Purchaser and Purchaser hereby purchases, acquires and accepts from Seller all of Seller’s right, title and interest in, to and under the Purchased Interest, free and clear of any and all Liens.  The purchase price for the Purchased Interest shall be the Closing Payment.

(b) Seller and Purchaser intend and agree that the sale, assignment, transfer and conveyance of the Purchased Interest under this Agreement shall be, and is, a true, absolute and irrevocable assignment and sale by Seller to Purchaser of the Purchased Interest and that such assignment and sale shall provide Purchaser with the full benefits of ownership of the Purchased Interest.  Neither Seller nor Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a financing transaction, borrowing or a loan from Purchaser to Seller.  Seller waives any right to contest or otherwise assert that this Agreement is other than a true, absolute, and irrevocable sale and assignment by Seller to Purchaser of the Purchased Interest under applicable law, which waiver shall be enforceable against Seller in any bankruptcy, insolvency or similar proceeding relating to Seller.  In view of the intention of the parties hereto that the sale of the Purchased Interest hereunder shall constitute a true sale thereof rather than a loan secured thereby, Seller acknowledges and agrees that it will mark its books and records relating to the Purchased Interest to indicate the sale thereof to Purchaser and will note in its financial statements that the Purchased Interest has been sold to Purchaser.

(c) Seller hereby consents to Purchaser recording and filing, at Seller’s sole cost and expense, any financing statements (and continuation statements with respect to such financing statements when applicable) or other instruments and notices, in such manner and in such jurisdictions as in Purchaser’s reasonable determination are necessary or appropriate to evidence the purchase, acquisition and acceptance by Purchaser of the Purchased Interest and to perfect and maintain the perfection of (i) Purchaser’s ownership interest in the Purchased Interest and (ii) the security interest in the Purchased Interest granted by Seller to Purchaser pursuant to Section 2.01(d).

(d) Notwithstanding that Seller and Purchaser expressly intend for the sale, transfer, assignment and conveyance of the Purchased Interest to be a true and absolute sale and assignment, in the event that such sale and assignment shall be characterized as a loan and not a sale or such sale shall for any reason be ineffective or unenforceable as such (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law.  For this purpose and without being in derogation of the parties’ intention that the sale of the Purchased Interest shall constitute a true sale thereof, Seller hereby grants to Purchaser a security interest in all of Seller’s right, title and interest in, to and under the Purchased Interest, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Closing Payment together with all other obligations of Seller under this Agreement and the other Transaction Documents, which security interest shall, upon the filing of a duly prepared financing statement in the appropriate filing office, be perfected and prior to all other Liens thereon.  Purchaser shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.  Seller hereby authorizes Purchaser, as secured party, to file the UCC financing statements contemplated hereby.  In the case of any Recharacterization, each of Seller and Purchaser represents and warrants as to itself that each remittance of the Royalty Payment or any portion thereof or any other payment in respect of the Purchased Interest by or on behalf of Seller to Purchaser hereunder will have been (i) in payment of a debt incurred by Seller in the ordinary course of business or financial affairs of Seller and Purchaser and (ii) made in the ordinary course of business or financial affairs of Seller and Purchaser.

Section 2.02	Transfer and Payments in Respect of the Purchased Interest; Entitlement to the Royalty Payment.

(a) Seller agrees that Purchaser, subject to the terms and conditions of this Agreement, is entitled to the Purchased Interest and may enforce the right to payment of any portion of the Royalty Payment or other monetary payment on account of the Purchased Interest when earned directly against UCB pursuant to the License Agreement and, notwithstanding any claim of Set-off that Seller may have against Purchaser or that UCB may have against Seller (as successor-in-interest to Seller Parent and XOMA Bermuda), Seller agrees and will use its reasonable [*] efforts to ensure (including taking such actions as Purchaser shall reasonably request) that UCB remits all payments that UCB is required to pay to Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) under the License Agreement with respect to the Purchased Interest directly to the Purchaser Account, in full, pursuant to the UCB Consent.

(b) For the avoidance of doubt, the parties hereto understand and agree that if UCB fails to pay any Royalty Payment or other monetary payment on account of the Purchased Interest in full when Seller or Purchaser reasonably believes such Royalty Payment or other monetary payment is due under the License Agreement (each such unpaid amount, a “Discrepancy”), then Seller shall not be obligated to pay to Purchaser or otherwise compensate or make Purchaser whole with respect to any such Discrepancy; provided, however, that nothing in this Section 2.02(b) shall limit or affect in any respect the rights of any Purchaser Indemnified Party under Section 8.05 or Seller’s obligation to use its reasonable [*] efforts to enforce its rights under the License Agreement pursuant to Section 2.02(a) and Section 6.04(d).  Notwithstanding the foregoing, in the event that the Royalty Payment or other monetary payment on account of the Purchased Interest is not paid to Purchaser (directly or indirectly by remittance to the Purchaser Account pursuant to Section 6.03) in full due to UCB effecting a valid Set-off against the Royalty Payment or other monetary payment on account of the Purchased Interest pursuant to the License Agreement or any other contract or agreement (whether or not such Set-off was disclosed hereunder) or UCB otherwise does not pay to Purchaser the Royalty Payment or other monetary payment on account of the Purchased Interest in full due to any act or omission by Seller, Seller Parent or XOMA, as applicable, resulting in a breach of this Agreement, such breaching party, be it Seller, Seller Parent or XOMA, as applicable, shall be liable for, and shall pay Purchaser the amount of any such Set-off or Discrepancy promptly (and in any event no later than three (3) Business Days) following the date such Royalty Payment or other monetary payment is paid or payable to Purchaser hereunder.

Section 2.03	Purchase Price

In full consideration for the sale, assignment, transfer and conveyance of  the Purchased Interest, and subject to the terms and conditions set forth herein, Purchaser shall pay to Seller on the Effective Date, the sum of $4,000,000 by wire transfer of immediately available funds to an account designated in writing by Seller (the “Closing Payment”).

Section 2.04	No Assumed Obligations

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Interest and the contractual rights set forth in this Agreement and is not assuming any liability or obligation of Seller, Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology, XOMA or any of their respective Affiliates, of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the License Agreement or any Transaction Document or otherwise.  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Seller, Seller Parent, XOMA Bermuda, XOMA Ireland, XOMA Technology, XOMA or any of their respective Affiliates (the “Excluded Liabilities and Obligations”).  For the avoidance of doubt, any and all liabilities or obligations of Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) under Section 2.1, Section 2.3, Section 4.3, Article 8 and Section 9.5 of the License Agreement shall be Excluded Liabilities and Obligations.

Section 2.05	Excluded Assets

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser does not, by purchase, acquisition or acceptance of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of Seller under the License Agreement, other than the Purchased Interest and the security interest in Collateral granted hereunder, or any other assets or rights of Seller.

Section 2.06	Closing Deliverables

Simultaneous with the closing of the transactions contemplated hereby on the Effective Date:

(a) Bill of Sale.  Seller, Seller Parent, XOMA and Purchaser shall execute, and Seller and Purchaser shall deliver to the each other, the Bill of Sale.

(b) Closing Payment.  Seller shall have received payment of the Closing Payment.

(c) UCB Consent. Seller shall deliver the UCB Consent to Purchaser, duly executed and delivered by all parties thereto, which will be set forth in Exhibit C.

(d) Corporate Documents.  With respect to each of Seller, Seller Parent and XOMA, an executive officer shall sign, and Seller shall deliver to Purchaser, certificates dated as of the Effective Date:  (i) attaching copies, certified by such officer as true and complete, of resolutions of its board of directors (or similar body) authorizing and approving its execution, delivery and performance of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of such officer or officers who have executed and delivered the Transaction Documents, including therein a signature specimen of each officer or officers; (iii) attaching copies, certified by such officer as true and complete, of each of, in the case of Seller, the certificate of formation and operating agreement, and in the case of Seller Parent and XOMA, the articles of association and by-laws, in each case, as in effect on the Effective Date; and (iv) attaching copies, certified by such officer as true and complete, of long form good standing certificates of the appropriate Governmental Authority of Seller’s jurisdiction of incorporation, stating that Seller is in good standing under the laws of such jurisdiction.

(e) Other Documents and Financing Statements.  Seller shall sign or deliver to Purchaser such other certificates, documents and financing statements as Purchaser may reasonably request, including a financing statement satisfactory to Purchaser to perfect and maintain the perfection of Purchaser’s ownership interest in the Purchased Interest, the back-up security interest granted pursuant to Section 2.01(d) and the security interest granted pursuant to Section 2.07.

(f) Legal Opinions. Purchaser shall have received (i) the corporate opinion of Cahill Gordon & Reindel LLP, transaction counsel to Seller, in form and substance satisfactory to Purchaser and its counsel to the effect set forth in Exhibit E, and (ii) the intellectual property opinion of K&L Gates LLP, intellectual property counsel to Seller, in form and substance satisfactory to Purchaser and its counsel to the effect set forth in Exhibit F, and (iii) the true sale and nonconsolidation opinion of Cahill Gordon & Reindel LLP, transaction counsel to Seller, in form and substance satisfactory to Purchaser and its counsel to the effect set forth in Exhibit G.

Section 2.07	Security Interest in Additional Collateral; General Provisions regarding Security Interests; Remedies

(a) Seller hereby grants to Purchaser a security interest in all of Seller’s right, title and interest in, to and under the Additional Collateral, to secure the prompt and complete payment and performance when due of all obligations of Seller hereunder and under the other Transaction Documents, which security interest shall, upon the filing of a duly prepared financing statement in the appropriate filing office, be perfected and prior to all other Liens thereon.

(b) Seller shall notify Purchaser in writing at least thirty (30) days’ (or such shorter period of time as may be agreed to by Purchaser) prior to any change in, or amendment or alteration to, (i) its legal name, (ii) its form or type of organizational structure or jurisdiction of organization (including its status as a limited liability company organized under the laws of the State of Delaware), or (iii) state organizational identification number.  Seller agrees not to effect or permit any such change referred to above unless all filings have been made under the UCC or otherwise that are required or advisable in order for Purchaser to continue at all times following such change to have a valid, legal and perfected Lien (prior and superior in right and interest to any other Person) in all the Collateral.

(c) Without limiting the generality of Section 6.05, Seller shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that Purchaser may reasonably request, in order to grant, create, preserve, enforce, protect and perfect the validity and priority of the security interests and other Liens created by this Agreement in the Collateral.  Without limiting the foregoing, Seller shall do or cause to be done all acts and things that may be required, or that Purchaser from time to time may reasonably request, to assure and confirm that Purchaser holds duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the date of this Agreement), in each case, as contemplated by, and with the lien priority required under, this Agreement.

(d) Upon request of Purchaser at any time after an Event of Default has occurred and is continuing, Seller shall permit Purchaser or any advisor, auditor, consultant, attorney or representative acting for Purchaser, upon five (5) Business Days written notice by Purchaser to Seller and during normal business hours, reasonable access to Seller’s books and records to make extracts and copies therefrom relating to the Collateral, and to discuss any matter pertaining to the Collateral with the officers and employees of Seller and, if applicable, Seller’s independent certified public accountants; provided, that any such advisor, auditor, consultant, attorney or representative shall be subject to an agreement regarding the confidentiality of the information arising out of such access and/or discussions that are at least as stringent as those contained herein.

(e) Seller shall not (i) directly or indirectly, sell, transfer, assign, lease, license, sublicense, convey or otherwise directly or indirectly dispose of any of the Collateral or any interest therein or (ii) except for the security interest in the Collateral granted to Purchaser, cause or suffer to exist or become effective any Lien of any kind on or with respect to any of the

Collateral or any interest therein, or, in each case, enter into any agreement to do any of the foregoing.

(f) Upon the occurrence and during the continuance of an Event of Default, Purchaser shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) or other applicable law.

(g) Seller agrees that Purchaser shall have the right subject to applicable law and upon the occurrence and during the continuance of an Event of Default, to sell or otherwise dispose of all or any part of the Collateral, at public or private sale, for cash, upon credit or for future delivery as Purchaser shall deem appropriate.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of Seller.

(h) Purchaser shall give Seller not less than ten (10) days’ prior written notice of the time and place of any such proposed sale.  Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated and (v) be sent to the parties required to be notified pursuant to Section 9-611(c) of the UCC; provided that, if Purchaser fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.  Seller agrees that such written notice shall satisfy all requirements for notice to Seller which are imposed under the UCC or other applicable law with respect to the exercise of Purchaser’s rights and remedies hereunder upon default.  Purchaser shall not be obligated to make any sale or other disposition of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale or other disposition of such Collateral shall have been given.  Purchaser may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(i) Any public sale shall be held at such time or times within ordinary business hours and at such place or places as Purchaser may fix and state in the notice of such sale.  At any sale or other disposition, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Purchaser may (in its sole and absolute discretion) determine.  If any of the Collateral is sold, leased, or otherwise disposed of by Purchaser on credit, the obligations secured by the security interests granted herein shall not be deemed to have been reduced as a result thereof unless and until payment in full is received thereon by Purchaser.

(j) At any such public (or, to the extent permitted by applicable law, private) sale made pursuant hereto, Purchaser may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of Seller, the Collateral or any part thereof offered for sale, and Purchaser may make payment on account thereof by using any or all of the obligations secured by the security interests granted herein as a credit against the purchase price, and Purchaser may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to Seller therefor.

(k) As an alternative to exercising the power of sale herein conferred upon it, Purchaser may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.

(l) To the extent permitted by applicable law, Seller hereby waives all rights of demand, redemption, stay, valuation and appraisal which Seller now has or may at any time in the future have relating to the Purchased Interest, the Collateral or the exercise of Purchaser’s rights or remedies hereunder under any rule of law or statute now existing or hereafter enacted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants the following to Purchaser, as of the Effective Date:

Section 3.01	Organization

Seller is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.  Seller has all powers and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now conducted and to execute and deliver, and perform its obligations under, the Transaction Documents and to exercise its rights and to perform its obligations under the License Agreement.  Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.02	Authorization

Seller has all necessary company power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  This Agreement and the other Transaction Documents have been, or will be, when executed, duly authorized, executed and delivered by Seller, and this Agreement and each other Transaction Document constitutes, or will constitute, when executed, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03	Governmental and Third Party Authorization

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents, and the performance by Seller of its obligations and the consummation by Seller of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of proper financing statements under the UCC, (ii) the UCB Consent, and (iii) the filing of a Current Report on Form 8-K by XOMA with the Securities and Exchange Commission.

(b) Seller has obtained prior to its execution and delivery of this Agreement the UCB Consent and has provided Purchaser with a copy thereof.  The UCB Consent is in full force and effect, and has not been amended, modified or supplemented.  A true, complete and correct copy of the UCB Consent is attached hereto as Exhibit C.

Section 3.04	Ownership

Immediately prior to the transfer thereof to the Purchaser hereunder, Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Interest, free and clear of all Liens and, for the avoidance of doubt, is entitled to receive the Royalty Payment from UCB.  Upon the sale, assignment, transfer and conveyance by Seller of all of its right, title and interest in, to and under the Purchased Interest to Purchaser, Purchaser will acquire good and marketable title to the Purchased Interest free and clear of all Liens.  Upon the filing of an appropriate UCC financing statement, there will have been duly filed all financing statements or other similar instruments or documents necessary under the applicable UCC (or any comparable law) of all applicable jurisdictions to perfect and maintain the perfection of Purchaser’s ownership interest in the Purchased Interest and of the security interest in the Purchased Interest granted by Seller to Purchaser pursuant to Section 2.01(d).

Section 3.05	Solvency

Upon consummation of the transactions contemplated by the Transaction Documents, (a) the fair saleable value of Seller’s assets will be greater than the sum of its debts and other obligations, including contingent liabilities, (b) the present fair saleable value of Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts and other obligations, including contingent liabilities, as they become absolute and matured, (c) Seller will be able to realize upon its assets and pay its debts and other obligations, including contingent obligations, as they mature, (d) Seller will not have unreasonably small capital with which to engage in its business and (e) Seller will not incur, nor does it have present plans or intentions to incur, debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured.

Section 3.06	No Litigation

Except as set forth in Schedule 3.06, there is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether civil, criminal, administrative or investigative) pending or, to the Knowledge of Seller, threatened by or against Seller or, to the Knowledge of Seller, pending or threatened by or against UCB, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative or investigative) by or before a Governmental Authority pending or, to the Knowledge of Seller, threatened against Seller or, to the Knowledge of Seller, pending or threatened against UCB, which, in each case with respect to clause (a) or (b) above, (i) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by any of the Transaction Documents; and to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any action, suit, arbitration, claim, investigation, proceeding or inquiry described in clause (a) or (b) above.

Section 3.07	Compliance with Laws

Seller is not (a) in violation of and has not violated or has been given notice of any violation, or, to the Knowledge of Seller, is under investigation with respect to, or has been threatened to be charged with any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority or (b) subject to any judgment, order, writ, decree, permit or license granted, issued or entered by any Governmental Authority, in the case of both clause (a) and clause (b) above, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any such law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority, in each case, that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 3.08	No Conflicts

Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will:  (a) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respect, (i) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit, authorization or license of any Governmental Authority, to which Seller or any of its assets or properties may be subject or bound, (ii) any contract, agreement, commitment or instrument to which Seller is a party or by which Seller or any of their respective assets or properties is bound or committed or (iii) any provisions of the certificate of formation or operating agreement (or other organizational or constitutional documents) of Seller, in each case, that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (b) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller that could reasonably be expected to result in a Material Adverse Effect; (c) except as provided in the Transaction Documents, result in the creation or imposition of any Lien on the Purchased Interest or the Additional Collateral; or (d) after giving effect to the UCB Consent, contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give to UCB or any of its Affiliates the right to terminate, or accelerate the performance of, in any respect, any provision of the License Agreement (provided, however, that neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will prevent UCB from exercising its rights to terminate the License Agreement under Article 9 thereof).

Section 3.09	Broker’s Fees

Neither Seller nor any of its Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.10	Subordination

The claims and rights of Purchaser created by any Transaction Document in, to and under the Purchased Interest are not and shall not, at any time, be subordinated to any creditor of Seller or any other Person or Governmental Authority.

Section 3.11	License Agreement

(a) Other than the License Agreement and the Transaction Documents, there is no contract, agreement or other arrangement (whether written or oral) to which Seller is a party or by which any of its assets or properties is bound or committed (i) that creates a Lien on the Purchased Interest or (ii) the breach, nonperformance, cancellation or termination of which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) Attached hereto as Exhibit G is a true, complete and correct copy of the License Agreement, including all amendments thereto and waivers thereunder.  The License Agreement and the UCB Consent constitute the entire agreement between Seller and UCB (and their respective Affiliates) relating to the Purchased Interest.

(c) Immediately prior to the transfer of the Purchased Interest to the Purchaser hereunder, the License Agreement is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, UCB, enforceable against Seller and, to the Knowledge of Seller, UCB in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.  The execution, delivery and performance of the License Agreement was and is within the corporate or similar powers of Seller and, to the Knowledge of Seller, UCB.  The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) and, to the Knowledge of Seller, UCB (as successor-in-interest to Celltech Therapeutics Ltd.).  There is no breach or default, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would constitute or give rise to a breach or default, in the performance of the License Agreement by Seller or, to the Knowledge of Seller, UCB.  To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could give either UCB or Seller the right to terminate the License Agreement.  From and after the Effective Date, Purchaser shall be entitled to enforce the right to payment of any portion of the Royalty Payment represented by the Purchased Interest when earned directly against UCB pursuant to the License Agreement.

(d) Neither Seller Parent (as predecessor-in-interest to Seller) nor XOMA Bermuda (as predecessor-in-interest to Seller) nor Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) has waived any rights or defaults under the License Agreement or has taken any action nor omitted to take any action under the License Agreement that adversely affects Purchaser’s rights under any of the Transaction Documents.

(e) Seller has not received any notice and has no Knowledge (i) of UCB’s intention to terminate, amend or restate the License Agreement, in whole or in part, (ii) of UCB’s or any other Person’s or Governmental Authority’s (where applicable) intention to challenge the validity or enforceability of the License Agreement or the obligation of UCB to pay the Royalty Payment or other monetary payments under the License Agreement, or (iii) that Seller or UCB is in default of any of its obligations under the License Agreement.  Seller has no intention of terminating, amending or restating the License Agreement and has not given UCB any notice of termination (or request to amend or restate any provision) of the License Agreement, in whole or in part.

(f) Seller is not a party to any agreement providing for or permitting a sharing of, or Set-off against, the Royalty Payment or other monetary payment on account of the Purchased Interest.

(g) Other than the UCB Consent obtained by Seller, the sale by Seller of all of Seller’s right, title and interest in, to and under the Purchased Interest to Purchaser and the consummation of the transactions contemplated by the Transaction Documents: (i) will not require the approval, consent, ratification, waiver, or other authorization of UCB or any other Person or Governmental Authority under the License Agreement and will not constitute a breach of or default or event of default under the License Agreement; and (ii) will not require the approval, consent, ratification, waiver, or other authorization of UCB or any other Person or Governmental Authority under any contract or agreement other than the License Agreement or applicable law and will not constitute a breach of or default or event of default under any contract or agreement other than the License Agreement or applicable law, in each case, that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(h) Seller has not consented to an assignment (by operation of law or otherwise) by UCB of any of UCB’s rights or obligations under the License Agreement with respect to the Purchased Interest, nor does Seller have Knowledge of any such assignment (by operation of law or otherwise) by UCB.

(i) Neither Seller Parent (as predecessor-in-interest to Seller), nor XOMA Bermuda (as predecessor-in-interest to Seller), nor Seller (as successor-in-interest to Seller Parent and XOMA Bermuda), nor Celltech Therapeutics Ltd. (as predecessor-in-interest to UCB) nor UCB (as successor-in-interest to Celltech Therapeutics Ltd.) has made any claim of indemnification under the License Agreement nor, to the Knowledge of Seller, have there been any events or circumstances that could give rise to a right of such claim by Seller or UCB.

(j) Pursuant to the License Agreement, all Royalty Payments Seller (as successor-in-interest to Seller Parent) is entitled to receive from UCB shall be calculated using a [*]% of net sales royalty rate.

(k) Neither has Seller Parent (as predecessor-in-interest to Seller), XOMA Bermuda (as predecessor-in-interest to Seller), Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) or, to the Knowledge of Seller Parent, XOMA Bermuda or Seller, UCB filed or caused to be filed a United States Return of Partnership Income Form (Form 1065) with respect to any relationship under the License Agreement, or any other arrangement (written or oral) related to the License Agreement, nor has Seller Parent (as predecessor-in-interest to Seller), XOMA Bermuda (as predecessor-in-interest to Seller) or Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) received a Schedule K-1 with respect thereto.

Section 3.12	No Set-offs

UCB has no right of Set-off under any contract (including the License Agreement) or other agreement against the Royalty Payments or other monetary payments on account of the Purchased Interest payable to Seller under the License Agreement.  UCB has not exercised, and, to Seller’s Knowledge, UCB has not had the right to exercise, and, to Seller’s Knowledge, no event or condition exists that, upon notice or passage of time or both, could reasonably be expected to permit UCB to exercise, any Set-off against the Royalty Payments or other monetary payments on account of the Purchased Interest payable to Seller under the License Agreement.

Section 3.13	UCC Representations and Warranties

Seller’s exact legal name is, and has always been “XOMA CDRA LLC”.  The principal place of business and chief executive office of Seller has always been, and the office where it keeps its books and records relating to the License Agreement and the Purchased Interest are located at, the address(es) set forth on Schedule 3.13 attached hereto.  Seller’s Delaware organizational identification number is as set forth on Schedule 3.13 attached hereto.

Section 3.14	Taxes

(a) No deduction or withholding for or on account of any Tax has been made from any payment received by Seller Parent (as predecessor-in-interest to Seller), XOMA Bermuda (as predecessor-in-interest to Seller) or Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) under the License Agreement.

(b) (i) Any royalty payments relating to the Licensed Product received by Seller Parent (as predecessor-in-interest to Seller), XOMA Bermuda (as predecessor-in-interest to Seller) or Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) under the License Agreement were, and (ii) the Closing Payment received by Seller hereunder is, in both cases, treated for U.S. federal income Tax purposes by the beneficial owner of such payments as effectively connected with such Person’s U.S. trade or business.

(c) There are no liens for Taxes upon the Purchased Interest (or any portion thereof) or the Additional Collateral (or any portion thereof).

Section 3.15	No Material Liabilities

There are no material liabilities of Seller or its Affiliates related to the Purchased Interest of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition or set of circumstances which could reasonably be expected to result in any such liability.  Without limiting the generality of the foregoing, to the Knowledge of Seller, there have been no serious, adverse events with respect to the Licensed Product, and Seller has not received or been informed of any information from in vitro studies, animal studies or human clinical trials, including any communication from any Governmental Authority, suggesting a significant hazard to humans with respect to the Licensed Product.

Section 3.16	XOMA Contribution and Sale Agreement

(a) Pursuant to the XOMA Contribution and Sale Agreement, in exchange for the net cash proceeds of the sale of the Purchased Interest (as defined below) pursuant to this Agreement and newly-issued equity of Seller, Seller has purchased, acquired and accepted from:  (i) Seller Parent, all of its right, title and interest in, to and under the License Agreement to any and all royalty payments relating to the Licensed Product under Article 3 of the License Agreement and any and all underpayments or unpaid amounts relating to such royalty payments; (ii) XOMA Bermuda, all of its right, title and interest in, to and under the License Agreement; (iii) XOMA Ireland, the Right to License; and (iv) XOMA Technology, all of its right, title and interest in and to any monetary damages or recoveries to which it or any of its Affiliates is entitled to receive in any infringement action to the extent such infringement is of any of the Patent Rights, net of any expenses actually incurred by XOMA Technology or its Affiliates to pursue such damages or recoveries.

(b) Seller’s only assets and liabilities (other than related to the transactions contemplated by the Transaction Documents or compliance with its operating agreement) are its rights and obligations in, to and under the License Agreement and the Right to License.

(c) The execution and delivery by Seller of the XOMA Contribution and Sale Agreement and the performance by Seller of its obligations, and the consummation by Seller of the transactions contemplated, thereunder, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person except for the UCB Consent.

(d) Neither the execution and delivery of the XOMA Contribution and Sale Agreement nor the performance or consummation of the transactions contemplated thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respect, (x) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit, authorization or license of any Governmental Authority, to which Seller or any of its assets or properties may be subject or bound, (y) any contract, agreement, commitment or instrument to which Seller is a party or by which Seller or any of its assets or properties is bound or committed or (z) any provisions of the certificate of formation or operating agreement (or other organizational or constitutional documents) of Seller, in each case, that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (ii) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller that could reasonably be expected to result in a Material Adverse Effect; (iii) result in the creation or imposition of any Lien on the Purchased Interest or the Additional Collateral; or (iv) after giving effect to the UCB Consent, contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, give to UCB or any of its Affiliates the right to terminate, or accelerate the performance of, in any respect, any provision of the License Agreement (provided, however, that neither the execution and delivery of the XOMA Contribution and Sale Agreement nor the performance or consummation of the transactions contemplated thereby will prevent UCB’s ability to terminate the License Agreement under Article 9 thereof).

Section 3.17	Subsidiaries

Seller has no Subsidiaries as of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants the following to Seller, as of the Effective Date:

Section 4.01	Organization

Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all necessary powers and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now conducted and to execute and deliver, and perform its obligations under, the Transaction Documents.

Section 4.02	Authorization

Purchaser has all necessary power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations of Purchaser to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  This Agreement and the other Transaction Documents have been, or will be, when executed, duly authorized, executed and delivered by Purchaser, and this Agreement and each other Transaction Document constitutes, or will constitute, when executed, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03	Governmental and Third Party Authorization

The execution and delivery by Purchaser of this Agreement and the other Transaction Documents, and the performance by Purchaser of its obligations and the consummation of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person.

Section 4.04	No Litigation

There is no (a) action, suit, arbitration proceeding, claim, investigation or other proceeding (whether civil, criminal, administrative or investigative) pending, or, to the knowledge of Purchaser, threatened by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative or investigative) by or before a Governmental Authority pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in each case with respect to clause (a) or (b) above, (i) if adversely determined could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the legality, validity or enforceability of any of the Transaction Documents, (y) the right or ability of Purchaser to perform any of its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereunder or thereunder or (z) the rights or remedies of Seller and its Affiliates under any of the Transaction Documents, or (ii) challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by any of the Transaction Documents.

Section 4.05	No Conflicts

Neither the execution and delivery of this Agreement and any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respect, (a) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Purchaser or any of its assets or properties may be subject or bound, (b) any contract, agreement, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed or (c) any provisions of the organizational or constitutional documents of Purchaser, except in the case of clauses (a) and (b) above, as could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the right or ability of Purchaser to perform any of its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereunder or thereunder.

Section 4.06	Broker’s Fees

Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF XOMA AND SELLER PARENT

Each of XOMA and Seller Parent, as applicable, hereby represents, warrants and covenants the following to Purchaser, as of the Effective Date, provided, however, it is understood and agreed that wherever this Agreement calls for Seller Parent to be making any representation or similar undertaking to cause Seller to act, or not act, in a certain manner, it shall be doing so in its capacity as the Managing Member (as such term is defined in the operating agreement of Seller) of Seller:

Section 5.01	Organization

(a) XOMA is a company, validly existing and in good standing under the laws of Bermuda.  XOMA has all powers and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now conducted and to execute and deliver, and perform its obligations under, the Transaction Documents.  XOMA is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b) Seller Parent is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.  Seller Parent has all powers and all licenses, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now conducted and to execute and deliver, and perform its obligations under, the Transaction Documents.  Seller Parent is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Section 5.02	Authorization

(a) XOMA has all necessary company power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  This Agreement and the other Transaction Documents have been, or will be, when executed, duly authorized, executed and delivered by XOMA, and this Agreement and each other Transaction Document constitutes, or will constitute, when executed, the legal, valid and binding obligation of XOMA, enforceable against XOMA in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

(b) Seller Parent has all necessary company power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  This Agreement and the other Transaction Documents have been, or will be, when executed, duly authorized, executed and delivered by Seller Parent, and this Agreement and each other Transaction Document constitutes, or will constitute, when executed, the legal, valid and binding obligation of Seller Parent, enforceable against Seller Parent, in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 5.03	Governmental and Third Party Authorization

(a) The execution and delivery by XOMA of this Agreement and the other Transaction Documents, and the performance by XOMA of its obligations and the consummation by XOMA of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of proper financing statements under the UCC, (ii) the UCB Consent, and (iii) the filing of a Current Report on Form 8-K by XOMA with the Securities and Exchange Commission.

(b) The execution and delivery by Seller Parent of this Agreement and the other Transaction Documents, and the performance by Seller Parent of its obligations and the consummation by Seller Parent of any of the transactions contemplated hereunder and thereunder, do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of proper financing statements under the UCC, (ii) the UCB Consent, and (iii) the filing of a Current Report on Form 8-K by XOMA with the Securities and Exchange Commission.

Section 5.04	No Conflicts

(a) Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respect, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit, authorization or license of any Governmental Authority, to which XOMA or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any contract, agreement, commitment or instrument to which XOMA or any of its Subsidiaries is a party or by which XOMA or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (C) any provisions of the articles of organization or by-laws (or other organizational or constitutional documents) of XOMA or any of its Subsidiaries; (ii) give rise to any right of termination, cancellation or acceleration of any right or obligation of XOMA or any of its Subsidiaries; (iii) except as provided in the Transaction Documents, result in the creation or imposition of any Lien on the Purchased Interest or the Additional Collateral; or (iv) after giving effect to the UCB Consent, contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, give to any Person the right to terminate, or accelerate the performance of, in any respect, any provision of the License Agreement (provided, however, that neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will prevent UCB’s ability to terminate the License Agreement under Article 9 thereof).

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will:  (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respect, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit, authorization or license of any Governmental Authority, to which Seller Parent or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any contract, agreement, commitment or instrument to which Seller Parent or any of its Subsidiaries is a party or by which XOMA or any of its Subsidiaries or any of their respective assets or properties is bound or committed or (C) any provisions of the articles of organization or by-laws (or other organizational or constitutional documents) of Seller Parent or any of its Subsidiaries; (ii) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller Parent or any of its Subsidiaries; (iii) except as provided in the Transaction Documents, result in the creation or imposition of any Lien on the Purchased Interest or the Additional Collateral; or (iv) after giving effect to the UCB Consent, contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, give to any Person the right to terminate, or accelerate the performance of, in any respect, any provision of the License Agreement (provided, however, that neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will prevent UCB’s ability to terminate the License Agreement under Article 9 thereof).

Section 5.05	Patent Rights

(a) Except as disclosed on Schedule 5.05(a), XOMA Technology is the exclusive owner of the Patent Rights, free and clear of all Liens (excluding the License Agreement), and, with respect to the patents included in the Patent Rights issued in Canada, XOMA or its Affiliate has, as of the Effective Date, filed the requisite documentation with the Patent Office in Canada to effect the assignment of all such patents to XOMA Technology.

(b) Schedule 5.05(b) attached hereto sets forth an accurate and complete list of all of the Patent Rights in existence as of the Effective Date.  For each of the patents included in the Patent Rights listed on Schedule 5.05(b), Seller has indicated (i) the patent title, (ii) the names of the inventors, (iii) the priority application data, (iv) the country or countries in which such patent is issued, (v) the patent application number, (vi) the patent number and (vii) the expected expiration date of the issued patent.

(c) Each of the issued patents included in the Patent Rights, and each claim therein, is valid and enforceable, and, to XOMA’s Knowledge, no third party owns any intellectual property rights that could be asserted against XOMA Technology’s rights in the Patent Rights.

(d) There are no unpaid maintenance or renewal fees payable by XOMA Technology or any of its Affiliates to any third party that are currently overdue in respect of any of the Patent Rights.  None of the Patent Rights disclosed on Schedule 5.05(b) have lapsed, expired, been abandoned or been cancelled.  To the Knowledge of XOMA, each individual associated with the filing and prosecution of the Patent Rights, including the named inventors of the Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Patent Rights, in those jurisdictions where such duties exist.  To the Knowledge of XOMA, all material prior art to each of the patents comprising the Patent Rights has been disclosed to and considered by the respective Patent Offices during prosecution of such Patent Rights.

(e) Except as disclosed on Schedule 5.05(e), there is no pending, or to the Knowledge of XOMA, threatened, action, suit, opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, decree, or any other dispute or disagreement (each, a “Dispute” and collectively, the “Disputes”), challenging the legality, validity, enforceability, infringement or ownership of any of the Patent Rights or which would give rise to a credit against or Set-off with respect to the payments due to Seller (as successor-in-interest to Seller Parent and XOMA Bermuda) under the License Agreement for the use of the related licensed Patent Rights, nor to the Knowledge of XOMA, is there any infringement of the Patent Rights by any Person.  There are no Disputes by any third party against XOMA or any of its Affiliates involving the Licensed Product.  Neither XOMA nor any of its Affiliates has received any notice of any Dispute involving the Licensed Product.  Neither XOMA nor any of its Affiliates has sent any written notice of any Dispute involving the Licensed Product.  To the Knowledge of XOMA, none of the Patent Rights are subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of a Dispute.

(f) Except as set forth on Schedule 3.06, there is no pending, or to the Knowledge of XOMA, threatened, action, suit, or proceeding, or any investigation or claim by any Person or Governmental Authority to which XOMA or any of its Affiliates or, to the Knowledge of XOMA, UCB or its sublicensees, if any, is or could reasonably be expected to be, a party, that claims that the marketing, sale, distribution, manufacture, use, offer for sale or importation of the Licensed Product by UCB or its sublicensees, if any, pursuant to the License Agreement does or will infringe on any patent or other intellectual property rights of any other Person.

(g) The patent rights licensed to XOMA or any of its Affiliates under the Celltech License Agreement were limited by the European Patent Office to exclude claims whose scope is substantially as originally granted in Europe under the Boss Patent Rights (as defined in the Celltech License Agreement) listed in Exhibit A to the Celltech License Agreement to both mammalian expression and bacterial expression.  Attached hereto as Exhibit B is a true, complete and correct copy of the Celltech License Agreement, including all amendments thereto and waivers thereunder.

(h) The representations and warranties made by XOMA Corporation (as predecessor-in-interest to Seller Parent, XOMA Bermuda and Seller) in Section 7.1 of the License Agreement were accurate and complete in all respects as of the effective date of the License Agreement and continue to be accurate and complete in all respects.

(i) At all times XOMA will, and will cause its Affiliates (other than Seller), including XOMA Technology, to, and Seller Parent will and will cause Seller to, at the sole expense of any such XOMA Entity or its Affiliate: (x) use reasonable efforts to prosecute all infringements of the Patent Rights of which XOMA or Seller Parent has Knowledge, and Seller and Purchaser shall promptly inform the other in writing of any suspected infringement of the Patent Rights by UCB or any of its Affiliates and shall provide the other with any readily available information relating to such infringement; and (y) use commercially reasonable efforts to prosecute all infringements of the Patent Rights of which XOMA or Seller Parent has Knowledge, and Seller and Purchaser shall promptly inform the other in writing of any suspected infringement of the Patent Rights (including to the extent notified by UCB pursuant to Section 2.3 of the License Agreement) by a third party other than UCB or its Affiliates and shall provide the other with any readily available information relating to such infringement.

(j) With respect to the Patent Rights:  (i) there are no pending patent applications as of the Effective Date; and (ii) XOMA will, and will cause its Affiliates (other than Seller), including XOMA Technology, to, and Seller Parent will and will cause Seller to, promptly furnish to Purchaser in accordance with Section 8.03 copies of (x) any papers, responses or other materials received from the Patent Office in regards to the Patent Rights, (y) any papers, responses or other materials filed in the Patent Office pertaining to the Patent Rights, and (z) any patent applications that are filed in any Patent Office after the Effective Date with respect to the Patent Rights.

(k) None of the Patent Rights are registered in the United Kingdom and XOMA shall not, and shall cause its Affiliates (other than Seller), including XOMA Technology, and Seller Parent shall cause Seller (if applicable) not to, register any of the Patent Rights in the United Kingdom.

Section 5.06	Senior Management

(a) No member of Senior Management has resigned or voluntarily terminated his employment in the six (6) month period prior to and through the Effective Date.

(b) To the Knowledge of XOMA, no member of Senior Management is planning to resign or seeking to voluntarily terminate his employment following the Effective Date.

Section 5.07	License Agreement

(a) Disclosed on Schedule 5.07 is a true and complete description of all [*] pursuant to [*] thereof.

(b) Immediately prior to the transfer by Seller Parent of all of its right, title and interest in, to and under the License Agreement to any and all royalty payments relating to the Licensed Product under Article 3 of the License Agreement and any and all underpayments or unpaid amounts relating to such royalty payments to Seller pursuant to the XOMA Contribution and Sale Agreement, Seller Parent is the exclusive owner of the entire right, title (legal or equitable) and interest in, to and under any and all royalty payments relating to the Licensed Product under Article 3 of the License Agreement and any and all underpayments or unpaid amounts relating to such royalty payments, free and clear of all Liens.

Section 5.08	License Grant Restriction

After the Effective Date, XOMA shall not, and shall cause its Affiliates (other than Seller), including XOMA Ireland and XOMA Technology, not to, and Seller Parent shall cause Seller not to (if applicable) grant a license under, or rights to, any of the Patents Rights (as such term is defined in the License Agreement without regard to whether such rights relate to CIMZIA®) to any Person to make, use, import, export, market, offer for sale or sell any product that, at the time such license is entered into, is being tested in a clinical trial to support an application for marketing approval in the United States (and equivalent approval process in Canada) for rheumatoid arthritis, Crohn’s disease, psoriatic arthritis, ankylosing spondylitis or Juvenile Idiopathic Arthritis without the prior written consent of Purchaser.

Section 5.09	Public Announcement

(a) The parties hereto acknowledge that XOMA or Purchaser may, after execution of this Agreement, make a public announcement of the transactions contemplated by the Transaction Documents, subject to Purchaser and XOMA, as applicable, having a reasonable prior opportunity to review such public announcement by the other party, including any attachment thereto, and which announcement (and any such attachment) shall be in a form mutually acceptable to Purchaser and XOMA; and either party hereto may thereafter disclose any information contained in such public announcement at any time without the consent of the other party hereto.

(b) Except as provided above or in Section 6.01 or required by applicable law, rule or regulation, XOMA shall not, and shall cause its Affiliates (other than Seller) not to, and Seller Parent shall not, and shall cause Seller not to, disclose to any Person or use or include in any public announcement (or attachment thereto), the identity of Purchaser or any of Purchaser’s equityholders, debtholders, partners, members, investors, managers, directors, officers or Affiliates, without the prior written consent of Purchaser or such equityholder, debtholder, partner, member, investor, manager, director, officer or Affiliate.

Section 5.10	License Agreement

Except as set forth on Schedule 3.06 from and after the date on which XOMA or any of its Affiliates first became entitled to receive Royalty Payments, no change, effect, event, occurrence, state of facts, development or condition has occurred relating to or affecting XOMA, its Affiliates, the License Agreement as it relates, directly or indirectly, to the Purchased Interest or CIMZIA® generally or, to the Knowledge of Seller, UCB, that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11	Material Inducement

Each of the parties hereto hereby acknowledges that the representations, warranties and covenants of XOMA and Seller Parent, as applicable, to Purchaser set forth in this Agreement are, collectively, a material inducement to Purchaser to enter into and consummate the transactions contemplated by this Agreement.

Section 5.12	Broker’s Fees

Neither XOMA nor Seller Parent has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

ARTICLE VI
COVENANTS

The parties hereto covenant and agree as follows:

Section 6.01	Confidentiality

(a) Except as otherwise required by applicable law or the rules and regulations of any securities exchange or trading system or any Governmental Authority and except as otherwise set forth in this Section 6.01, any Receiving Party who is provided or furnished with any Confidential Information pursuant to the provisions of this Agreement, including Section 2.07(d) and Section 6.05(c), will, and will cause each of its Affiliates, directors, officers, employees, agents, representatives and similarly situated persons to, treat and hold as confidential, in the same manner that it treats and holds the confidentiality of its own proprietary and confidential information, and not disclose to any Person, any and all Confidential Information furnished to it by the Disclosing Party and to use any such Confidential Information only in connection with the License Agreement, this Agreement and any other Transaction Document and the performance of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Receiving Party may disclose such information on a need-to-know basis to its directors, employees, managers, officers, agents, brokers, advisors, lawyers, bankers, trustees and representatives (and, in the case of Purchaser, also its actual and potential members or equityholders (or their potential transferees), investors (including any holder of debt securities of Purchaser and its agents and representatives), co-investors, insurers, underwriters and financing parties) and potential transferees of the Purchased Interest; provided, however, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such Confidential Information confidential pursuant to obligations of confidentiality no less onerous than those set forth herein.  Confidential Information may not be copied or reproduced without the Disclosing Party’s prior written consent, except as necessary for use in connection with the License Agreement, this Agreement and any other Transaction Document and the performance of the transactions contemplated hereby and thereby.

(b) In the event that Seller or Purchaser receives a subpoena, or other validly-issued administrative or judicial process, requesting that Confidential Information of the other party hereto be disclosed, it will promptly notify such other party of such receipt.  The party hereto receiving such request will thereafter be entitled to comply with such subpoena or other process, only to the extent required by applicable law.

Section 6.02	Further Assurances

Purchaser, Seller, Seller Parent and XOMA agree to, or cause their respective Affiliates (which, in the case of XOMA shall not include Seller) to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by such other party hereto, in each case at the expense of XOMA or Seller, in order to vest and maintain in Purchaser good and marketable title in, to and under the Purchased Interest free and clear of all Liens and to consummate the other transactions contemplated hereby, including the perfection and maintenance of perfection of Purchaser’s ownership interest in the Purchased Interest, the security interest in the Purchased Interest granted by Seller to Purchaser pursuant to Section 2.01(d) and the security interest in the Additional Collateral granted by Seller to Purchaser pursuant to Section 2.07.

Section 6.03	Payments on Account of the Purchased Interest

(a) Notwithstanding the terms of the UCB Consent, if UCB or any other Person makes any payment to XOMA or Seller Parent or any of their respective Subsidiaries or Affiliates (which in the case of XOMA shall not include Seller), on account of the Purchased Interest or any payments on account thereof, then XOMA or Seller Parent (as applicable) shall, and shall cause such Subsidiary or Affiliate to, promptly, and in any event no later than three (3) Business Days following the receipt by XOMA or Seller Parent or such Subsidiary or Affiliate of such payment, remit such payment to the Purchaser Account pursuant to Section 6.03(c).

(b) Each of XOMA and Seller Parent shall, and shall cause their respective  Subsidiaries or Affiliates (which, in the case of XOMA shall not include Seller), to, hold in trust for the benefit of the Purchaser, all payments made to XOMA or Seller Parent or such Subsidiary or Affiliate, as applicable, on account of the Purchased Interest until remitted to the Purchaser Account pursuant to Section 6.03(c) and neither XOMA nor Seller Parent nor such Subsidiary or Affiliate, as applicable, shall have any right, title or interest whatsoever in any such amounts or shall create or suffer to exist any Lien thereon.

(c) Each of XOMA and Seller Parent shall, and shall cause their respective  Subsidiaries or Affiliates (which, in the case of XOMA shall not include Seller), to, make all payments pursuant to Section 6.03(a) or Section 6.03(b) by wire transfer of immediately available U.S. dollar funds, without Set-off or deduction or withholding for or on account of any Tax (provided, that Purchaser provides the appropriate government forms in order to avoid withholding), to the following account (or to such other account as the Purchaser shall notify Seller in writing from time to time) (the “Purchaser Account”):

Bank Name:  [*]
Address:  [*]
Branch Number:  [*]
ABA #:  [*]
Account #:  [*]
Account Name:  [*]

Section 6.04	License Agreement

(a) Seller shall, and Seller Parent shall cause Seller to, and XOMA shall cause Seller Parent and XOMA Bermuda to, at all times comply with and perform all of Seller’s, Seller Parent’s or XOMA Bermuda’s respective obligations and covenants under the License Agreement, and neither Seller nor Seller Parent nor XOMA Bermuda shall, and Seller Parent shall cause Seller not to, and XOMA shall cause Seller Parent and XOMA Bermuda not to, breach, take any action or omit to take an action to reduce the enforceability of the License Agreement to the extent relating, directly or indirectly, to, or otherwise impair, the Purchased Interest or UCB’s obligations relating to, or that would give rise to, the Royalty Payment or other monetary payment on account of the Purchased Interest.  Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, (i) forgive, release or compromise any amount owed to or that will become owed to Seller under the License Agreement related to the Purchased Interest, (ii) waive, amend, cancel, terminate or fail to exercise the right to receive the Royalty Payment or any other monetary payment on account of the Purchased Interest (or any portion thereof) or any related right under the License Agreement, (iii) create or permit to exist any Lien on the Purchased Interest or any portion thereof, (iv) amend, modify, restate or supplement the License Agreement or any provision of the License Agreement, other than any such amendments, modifications, restatements or supplements that do not relate to the Purchased Interest and that could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (v) grant any consent or waiver under or with respect to any provision of the License Agreement, other than any such consents or waivers that do not relate to the Purchased Interest, including the right to receive the Royalty Payment or any other monetary payment on account thereof, and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (vi) terminate or cancel the License Agreement for any reason or (vii) agree or commit to do any of the foregoing.  Without limiting the foregoing, promptly (and in any event no later than three (3) Business Days) after Seller (x) amends, modifies, restates or supplements the License Agreement or any provision of the License Agreement, (y) grants any consent or waiver under or with respect to any provision of the License Agreement or (z) agrees to do any of the foregoing, Seller, in each case, shall give a written notice to Purchaser describing in reasonable detail the relevant amendment, modification, restatement, supplement, consent or waiver.

(b) Seller shall promptly provide to Purchaser (whether or not Purchaser requests) copies of all Information provided by UCB, any of its representatives or any other Person to Seller or its representatives under the License Agreement, and copies of all statements, reports, audits, documents, notices, certificates and other information which Seller or its representatives deliver or furnish (or are required to deliver or furnish) to UCB or its representatives under the License Agreement to the extent any such statements, reports, audits, documents, notices, certificates or information, or portions thereof, relate directly or indirectly to the Purchased Interest, the Royalty Payment or other monetary payment on account of the Purchased Interest, the Right to License and any license granted pursuant thereto, or the performance of the License Agreement as it relates to the Licensed Product, the Patent Rights or CIMZIA®.

(c) If (i) Seller receives notice from UCB, (A) terminating the License Agreement (in whole or in part), (B) alleging any breach of or default under the License Agreement by Seller relating to the Purchased Interest or that could reasonably be expected, individually or in the aggregate, to result in a termination of the License Agreement (in whole or in part) by UCB or a Material Adverse Effect or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the License Agreement relating to the Purchased Interest, the

Royalty Payment or other monetary payment on account of the Purchased Interest or that could reasonably be expected, individually or in the aggregate, to result in a termination of the License Agreement (in whole or in part) by UCB or a Material Adverse Effect or (ii) Seller otherwise has Knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the License Agreement by Seller relating to the Purchased Interest, the Royalty Payment or other monetary payment on account of the Purchased Interest or that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or give UCB or any other Person the right to terminate the License Agreement (in whole or in part), then, in either case with respect to clause (i) or (ii) above, Seller shall (x) promptly, and in any event no later than three (3) Business Days following receipt of such notice or Knowledge by Seller, give a written notice to Purchaser describing in reasonable detail such breach or default, including a copy of any written notice received from UCB, and, in the case of any breach or default or alleged breach or default by Seller, describing in reasonable detail any corrective action Seller proposes to take and (y) use its reasonable [*] efforts to cure such breach or default, but only as required to prevent such termination of the License Agreement from becoming effective pursuant to the terms and conditions thereof in any manner relating to the Purchased Interest, the Royalty Payment or any other monetary payment on account of the Purchased Interest, and shall give written notice to Purchaser upon curing, or failing to timely cure, such breach or default.

(d) Seller agrees to use its reasonable [*] efforts (including engaging outside legal counsel, at Seller’s expense, reasonably satisfactory to Purchaser) to enforce all of its rights under the License Agreement to the extent relating, directly or indirectly, to the Purchased Interest or any monetary payment on account thereof or UCB’s obligations relating to, or that would give rise to, the Royalty Payment or other monetary payment on account of the Purchased Interest.  Without limiting the foregoing, promptly after Seller obtains Knowledge of (i) a breach of or default or alleged breach or default under the License Agreement by UCB or any other Person other than Seller (each, a “Defaulting Party”) relating to the Purchased Interest or any monetary payment on account thereof or that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under the License Agreement by a Defaulting Party relating to the Purchased Interest or any monetary payment on account thereof or that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or a right to terminate the License Agreement (in whole or in part) by Seller, in each case with respect to clause (i) or (ii) above, Seller (A) shall give a written notice to Purchaser within three (3) Business Days describing in reasonable detail the relevant breach, default or termination event or alleged breach, default or termination event and (B) shall proceed in consultation with Purchaser to take, at Purchaser’s expense, such actions, which Seller shall not have taken in accordance with the first sentence of this Section 6.04(d) (including commencing legal action against the Defaulting Party) that Purchaser, in its sole discretion, deems necessary with respect to such breach, default or termination event or alleged breach, default or termination event to enforce compliance by the Defaulting Party with the relevant provisions of the License Agreement, and to exercise any and all Seller’s rights and remedies under the License Agreement in connection therewith.  Purchaser shall have the right, at its sole expense, to participate in (provided, however, that to do so will not affect in an adverse manner the maintenance by Seller of any applicable attorney-client privilege, unless other arrangements can be effected to preserve such privilege, including a joint defense agreement (and Seller and Purchaser agree to negotiate in good faith to promptly execute and deliver a mutually satisfactory joint defense agreement)), with counsel appointed by it, any meeting, discussion, litigation or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, however, that the fees and expenses incurred by Purchaser in connection with such participation, including the fees and expenses of Purchaser’s counsel in connection therewith, shall be borne by Purchaser (unless such breach, default or termination event or alleged breach, default or termination event results from, or is caused by, directly or indirectly, a breach or default by XOMA, Seller Parent or Seller, as applicable, of this Agreement, in which case such fees and expenses shall be borne solely by XOMA, Seller Parent or Seller, as applicable).

(e) Without limiting Purchaser’s other rights and Seller’s other obligations contained herein, Seller shall cooperate and provide assistance as reasonably requested by Purchaser, at Purchaser’s expense (except as otherwise provided herein), in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which Purchaser, any of its Affiliates or controlling Persons or any of their respective officers, directors, equityholders, debtholders, members, partners, controlling Persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to this Agreement or any other Transaction Document, the transactions described herein or therein or the Purchased Interest but in all cases excluding any litigation brought by Purchaser against Seller.

(f) Without the prior written consent of Purchaser, Seller shall not, directly or indirectly, sell, assign, hypothecate or otherwise transfer the License Agreement or any of its rights or obligations thereunder to any third party, including by operation of law or otherwise.

(g) XOMA shall not, and shall cause its Affiliates (other than Seller), including XOMA Technology, and Seller Parent shall cause Seller (if applicable) not to, enforce any intellectual property rights that XOMA or such Affiliate may now or hereafter own or control against UCB, or take any other action against UCB, in any manner that could reasonably be expected to interfere with UCB’s right or ability to pay the Royalty Payments or other monetary payments on account of the Purchased Interest.  For the avoidance of doubt, nothing herein shall limit XOMA’s or any Affiliate’s ability to enforce any of its intellectual property rights against UCB or any other Person with respect to any product other than CIMZIA®.

Section 6.05	Audits

(a) To the extent Seller has the right to perform or cause to be performed inspections or audits under the License Agreement, including under Section 4.3 thereof, regarding any Royalty Payment payable and/or paid to Seller thereunder (each, a “License Party Audit”), Seller shall, at the reasonable request of Purchaser, use commercially reasonable efforts to cause a License Party Audit to be performed promptly in accordance with the terms of the License Agreement.  In conducting a License Party Audit, subject to the terms of the License

Agreement, Seller shall engage Ernst & Young LLP.  Promptly after completion of any License Party Audit (whether or not requested by Purchaser), Seller shall promptly deliver to Purchaser (i) an audit report summarizing the results of such License Party Audit, and (ii) subject to the terms of the License Agreement and the UCB Consent, all royalty reports and correspondence relating to any Royalty Payment and such License Party Audit, including any correspondence relating to the performance of UCB and Seller of their respective obligations under the License Agreement generally to the extent relevant to Purchaser’s right, title and interest in and to the Purchased Interest.  If the License Party Audit results in a determination that there is a Discrepancy or a Royalty Payment has been understated, then Seller will promptly, and in any event no later than three (3) Business Days following receipt of any resulting underpayment or recovery thereof by Seller or any other XOMA Entity, remit such underpayment or recovery into the Purchaser Account in accordance with Section 6.03(c).

(b) To the extent that either Purchaser or Seller has determined that there is a Discrepancy, then the party hereto who has made such determination may notify the other party hereto in writing of such discrepancy indicating in reasonable detail its reasons for such determination (the “Discrepancy Notice”).  In the event that either Purchaser or Seller delivers to the other party hereto a Discrepancy Notice, Purchaser and Seller shall meet within ten (10) Business Days (or such other time as mutually agreed by the parties) after the receiving party has received a Discrepancy Notice to discuss such Discrepancy and the resolution thereof.  If Purchaser and Seller determine that a payment is owing by UCB, then Seller shall use its reasonable [*] efforts to enforce its rights under the License Agreement to resolve such Discrepancy and recover in full the amount of such Discrepancy.

(c) Purchaser and any of its representatives shall have the right, from time to time, to visit Seller’s offices and properties where Seller keeps and maintains its books and records relating or pertaining to the License Agreement and the Purchased Interest for purposes of conducting an audit of such books and records solely to the extent they relate or pertain to the Purchased Interest, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days written notice given by Purchaser to Seller, Seller will provide Purchaser and any of Purchaser’s representatives reasonable access to such books and records and shall permit Purchaser and any of Purchaser’s representatives to discuss the business, operations, properties and financial and other condition of Seller solely as they may relate or pertain to the Purchased Interest with officers of Seller, and with its independent certified public accountants; provided, that any such representative shall be subject to an agreement regarding the confidentiality of the information arising out of such access and/or discussions that are at least as stringent as those contained herein.  Purchaser’s visits to Seller’s offices pursuant to this Section 6.05(c) shall occur not more than one time per calendar year; provided, however, that Purchaser may so visit more frequently to the extent that there has occurred an event which could reasonably be expected to result in a Material Adverse Effect, and Purchaser’s visit or visits to Seller’s offices in connection therewith are for purposes related to such event.

(d) All costs and expenses in respect of a License Party Audit relating to or associated with the Purchased Interest and any enforcement of rights pursuant to Section 6.05(b) shall be borne by Purchaser; provided, however, that Seller shall pay Purchaser any reimbursement of such costs and expenses received by Seller from UCB pursuant to Section 4.3 of the License Agreement promptly, and in any event no later than three (3) Business Days following receipt thereof.  All costs and expenses in respect of an audit of Seller’s books and records pursuant to Section 6.05(c) shall be borne by Purchaser.

Section 6.06	Notice

In addition to, and not in limitation of, the other provisions of this Agreement, Seller, Seller Parent or XOMA (as applicable) shall provide Purchaser with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

(a) the occurrence of a Bankruptcy Event;

(b) any material breach or default by Seller, Seller Parent or XOMA of any covenant, agreement or other provision of this Agreement or any other Transaction Document (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein);

(c) any representation or warranty made by Seller, Seller Parent or XOMA in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto or thereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein, except in the second instance in the penultimate sentence of, and in the ultimate sentence of, Section 5.05(d)); or

(d) the occurrence of any change, effect, event, occurrence, state of facts,  development or condition that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.07	Reports and Other Deliverables

XOMA shall, and shall cause its Affiliates (other than Seller) to, and Seller Parent shall, and shall cause Seller to, promptly (and in any event within five (5) Business Days of receipt thereof) provide to Purchaser copies of all Information and other statements, reports, audits, documents, notices, certificates and other written correspondence that any XOMA Entity or their respective Affiliates or its or their respective representatives receive or deliver to any Person pursuant to the Transaction Documents which contain material information regarding the Purchased Interest or any monetary payment on account thereof or the Additional Collateral (or any portion thereof).

Section 6.08	No Subsidiaries

Seller shall not form or otherwise permit the establishment of any Subsidiaries from and after the Effective Date.

ARTICLE VII
TERMINATION

Section 7.01	Termination Date

This Agreement shall terminate on the date upon which the later of the following occurs:  (a) the payment to Purchaser of the Royalty Payment and all other monetary payments on account of the Purchased Interest in full pursuant to the terms of this Agreement and (b) the termination of the License Agreement as permitted by this Agreement.

Section 7.02	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall become void and of no further force and effect, except for (i) those rights and obligations that have accrued prior to the date of such termination or relate to any period prior thereto, including the payment in accordance with the terms hereof of the Royalty Payment or other monetary payment on account of the Purchased Interest in full earned prior the date of such termination, and (ii) the right to payment of the Royalty Payment or other monetary payment on account of the Purchased Interest in full payable by UCB under the License Agreement.  Notwithstanding the foregoing, Article I, Article VII, Article VIII, Section 6.01, Section 6.02 and Section 5.05(i) (with respect to the Royalty Payment or other monetary payment on account of the Purchased Interest if earned or payable under the License Agreement, or otherwise attributable to any event or occurring, prior to the date of such termination) and Section 6.03 (with respect to the Royalty Payment or other monetary payment on account of the Purchased Interest if earned or payable under the License Agreement, or otherwise attributable to any event or occurring, prior to the date of such termination) and Section 6.04 (with respect to the Royalty Payment or other monetary payment on account of the Purchased Interest if earned or payable under the License Agreement, or otherwise attributable to any event or occurring, prior to the date of such termination) shall survive such termination and there shall be no liability on the part of any party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, equityholders, debtholders, members, partners, controlling Persons, managers, agents or employees, other than as provided for in this Section 7.02.  Nothing contained in this Section 7.02 shall relieve any party hereto from liability for any breach of this Agreement that occurs prior to such termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.01	Survival

All representations and warranties made herein and in any other Transaction Document or any certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall continue to survive until two (2) years following the termination of this Agreement; provided, however, that the representations and warranties contained in Section 3.14 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (or waivers or extensions thereof); provided, further, that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.08, 3.09, 4.01, 4.02, 4.03, 4.05, 4.06, 5.01, 5.02,

5.03 and 5.04 shall survive indefinitely.  The obligations of (a) Seller and XOMA to indemnify and hold harmless any Purchaser Indemnified Party under Section 8.05(a) and (b), respectively, and (b) Purchaser to indemnify and hold harmless any Seller Indemnified Party under Section 8.05(c), in each case, shall terminate (i) when the applicable representation or warranty terminates pursuant to this Section 8.01, with respect to claims made pursuant to Section 8.05(a)(i), Section 8.05(b)(i) and Section 8.05(c)(i), as applicable, and (ii) sixty (60) days after the expiration of the applicable statute of limitations (or waivers or extensions thereof), with respect to claims made pursuant to Section 8.05(a)(ii),  Section 8.05(a)(iii), Section 8.05(a)(iv), Section 8.05(b)(ii), Section 8.05(c)(ii) and Section 8.05(c)(iii); provided, however, that, in each case, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Purchaser Indemnified Party or a Seller Indemnified Party shall have, before the expiration of the applicable period, previously notified the indemnifying party pursuant to Section 8.05.

Section 8.02	Specific Performance

Each of the parties hereto acknowledges that the other party hereto may have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03	Notices

All notices, consents, waivers and communications hereunder given by any party hereto to the other party hereto shall be in writing, signed by the party hereto giving such notice and be deemed to have been duly given when (i) delivered by hand, (ii) sent by facsimile (with written confirmation of receipt) if sent during regular business hours on a Business Day (and, if not, then on the next succeeding Business Day), provided, however, that a copy is mailed by registered mail, return receipt requested, (iii) received by the addressee, if sent by nationally recognized delivery service (receipt requested), or (iv) sent by email if sent during regular business hours on a Business Day (and, if not, then on the next succeeding Business Day), provided, however, that a copy is mailed by registered mail, return receipt requested (provided, however, that delivery will not be deemed effective unless the addressee provides written confirmation of receipt by facsimile or return email (automatic email responses do not constitute confirmation)), in each case, to the applicable addresses, facsimile numbers and/or email addresses set forth below:

If to Purchaser to:

OrbiMed Advisors, LLC
767 Third Avenue, 30th Floor
New York, NY  10017
Attention:  Tadd Wessel
Facsimile:  (866) 859-4210
Email:  wesselt@orbimed.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY  10036
Attention:  Geoffrey E. Secol
Facsimile:  (212) 872-1002
Email:  gsecol@akingump.com

If to Seller to:

XOMA CDRA LLC
2910 Seventh Street
Berkeley, CA  94710
Attention:  Christopher J. Margolin
Facsimile:  (510) 649-7571
Email:  margolin@xoma.com

If to XOMA or Seller Parent:

XOMA Ltd.
2910 Seventh Street
Berkeley, CA  94710
Attention:  Christopher J. Margolin
Facsimile:  (510) 649-7571
Email:  margolin@xoma.com

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY  10005
Attention:  Geoffrey E. Liebmann
Facsimile:  (212) 378-2295
Email:  gliebmann@cahill.com

or to such other address or addresses, facsimile number or numbers or email address or addresses as Purchaser or Seller may from time to time designate by notice as provided herein, except that notices of such changes shall be effective only upon receipt.

Section 8.04	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Seller shall not be entitled to assign, directly or indirectly, any of its obligations and rights under any of the Transaction Documents, including by operation of law or otherwise, without the prior written consent of Purchaser.  Purchaser may assign any of its obligations and rights hereunder, without restriction and without the consent of Seller.  Purchaser shall give notice of any such assignment to Seller after the occurrence thereof.  Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by Purchaser.

Section 8.05	Indemnification

(a) Seller hereby agrees to indemnify and hold harmless each of Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Purchaser Indemnified Party”) from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses incurred or suffered by such Purchaser Indemnified Party arising out of:

(i) any representation, warranty or certification made by Seller in this Agreement or any of the other Transaction Documents or certificates given by Seller in writing pursuant hereto or thereto which is untrue, inaccurate or incomplete in any material respect (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein);

(ii) any material breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein);

(iii) any Excluded Liabilities and Obligations; or

(iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.

Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party promptly upon demand.

(b) XOMA agrees to indemnify and hold harmless each Purchaser Indemnified Party from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses incurred or suffered by such Purchaser Indemnified Party arising out of:

(i) any representation, warranty or certification made by XOMA or Seller Parent in this Agreement or any of the other Transaction Documents which is untrue, inaccurate or incomplete in any material respect made (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein, except in the second instance in the penultimate sentence of, and in the ultimate sentence of, Section 5.05(d)); or

(ii) any breach of or default under any covenant or agreement by XOMA or Seller Parent pursuant to any Transaction Document (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein).

Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by XOMA to such Purchaser Indemnified Party promptly upon demand.

(c) Purchaser agrees to indemnify and hold harmless each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses incurred or suffered by such Seller Indemnified Party arising out of:

(i) any representation, warranty or certification made by Purchaser in this Agreement or any of the other Transaction Documents or certificates given by Purchaser in writing pursuant hereto or thereto which is untrue, inaccurate or incomplete in any material respect (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein);

(ii) any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document (determined in all cases as if the terms “material” or “Material Adverse Effect” were not included therein); or

(iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.

Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party upon demand.

(d) In the event that (i) any claim, demand, action or proceeding (including any investigation by any Governmental Authority), including any Third Party Claim against Purchaser arising out of or relating to (1) UCB’s or any Person’s deriving rights through UCB’s possession, manufacture, use, sale or other disposition of the Licensed Product, whether based on breach of warranty, negligence, product liability or otherwise, or (2) the exercise of any right granted to UCB pursuant to the License Agreement, shall be brought or alleged by any Person not a party to this Agreement against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs (each, a “Third Party Claim”) or (ii) any indemnified party under this Agreement shall have a claim to be indemnified pursuant to the preceding paragraphs which does not involve a Third Party Claim, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, however, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission actually and materially prejudiced the indemnifying party or results in the forfeiture of material substantive rights or defenses by the indemnifying party.  In case any Third Party Claim is brought against an indemnified party, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to notify the indemnified party promptly (but no later than ten (10) Business Days of receipt of notice thereof) that it elects to assume the defense thereof, with counsel, contractors and consultants of recognized standing and competence and reasonably satisfactory to such indemnified party, and, after such notice of its election to assume the defense, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses (except as provided in the next sentence) subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (y) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (z) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate or ineffective due to actual or potential conflicts of interests between them in the reasonable determination of the indemnified party based on the advice of outside legal counsel.  The parties agree that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any Third Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Losses by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third Party Claim in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless (X) such settlement, compromise or discharge, as the case may be, (A) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (C) does not impose any continuing obligation, injunctions or restrictions on any indemnified party, encumber any of the assets of any indemnified party or otherwise adversely affect any indemnified party potentially affected by such claim or proceeding and (Y) the indemnifying party pays or causes to be paid all amounts arising out of such settlement, compromise or discharge concurrently with its effectiveness.

(e) Except in the case of fraud or intentional breach, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document.  Notwithstanding anything in this Agreement to the contrary, (i) in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the breaching party agrees that the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.02, and (ii) in no event shall Losses include consequential damages of the indemnified party, other than the payment of the Royalty Payments.  For clarity, neither party hereto shall have any right to terminate this Agreement or any other Transaction Document as a result of any breach by the other party hereto hereof or thereof, but instead shall have the rights set forth in this Section 8.05 and Section 8.02.

Section 8.06	Independent Nature of Relationship

(a) The relationship between the XOMA Entities party hereto and Purchaser is solely that of seller and purchaser, and neither any such XOMA Entity nor Purchaser has any fiduciary or other special relationship with the other or any of the other’s Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute any such XOMA Entity and Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form.

(b) No officer or employee of Purchaser will be located at the premises of XOMA or any of its Affiliates.

(c) Neither XOMA (nor any of its Affiliates other than Seller) nor Seller Parent nor Seller shall at any time obligate Purchaser, or impose on Purchaser any obligation, in any manner or with respect to any Person not a party hereto.

Section 8.07	Tax

(a) The parties hereto shall treat the transactions contemplated by this Agreement as a sale or exchange of the Purchased Interest for Tax purposes and agree not to take any position which is inconsistent with such treatment on any Tax return or in any audit or other administrative or judicial Tax proceeding.  If there is an inquiry by any Governmental Authority of Seller or Purchaser related to this treatment, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which will be consistent with this Section 8.07(a).

(b) Each of XOMA and Seller Parent shall, and Seller Parent shall cause Seller to, notify Purchaser immediately following any notification by UCB to XOMA or any of its Affiliates (including Seller) that UCB is about to withhold any Tax from any Royalty Payment paid or payable by UCB under the License Agreement.  Seller, upon the request of Purchaser, shall reasonably cooperate with Purchaser and use its reasonable [*] efforts to make such filings and take such other actions as may be specified by Purchaser in order to allow an exemption or reduction from withholding Tax imposed or to be imposed on any such Royalty Payment.

(c) All payments made from any XOMA Entity, including Seller, to Purchaser and all payments made from Purchaser to Seller, including the Closing Payment, in each case pursuant to this Agreement, will be made free of any withholding Taxes, provided that the recipient of any payment provides the payer of such payment a properly executed IRS Form W-9 or applicable IRS Form W-8, as the case may be.

(d) For the avoidance of doubt, it is understood and agreed that none of XOMA, Seller or any of their respective Affiliates make any representation or warranty in this Agreement regarding any obligation or position of UCB with respect to withholding taxes, nor shall XOMA, Seller and or any of their respective Affiliates shall be liable to Purchaser or any of its Affiliates in the event of any withholding by UCB.

Section 8.08	Entire Agreement

This Agreement, together with the Schedules and Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Schedule, Exhibits or other Transaction Documents) has been made or relied upon by either party hereto.  Neither this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.09	Governing Law

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.03.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 8.10	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11	Severability

If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms.  Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.12	Counterparts; Effectiveness

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Section 8.13	Amendments; No Waivers

(a) Neither this Agreement nor any term or provision hereof may be amended, supplemented, altered, changed or modified except with the written consent of Purchaser and Seller.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party hereto against whom such waiver is sought to be enforced.

(b) No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.14	Interpretation

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation”, (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, all references to Schedule refer to the Schedule attached hereto or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, and (vi) each reference to “herein” means a reference to “in this Agreement”.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party hereto caused such provisions to be drafted.  Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

(c) Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided, however, that, if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

(d) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:
XOMA CDRA LLC
By: ____________________________ Name: Title:
SELLER PARENT:
XOMA (US) LLC., solely for the purposes of Section 3.11(d), (i) and (k), Section 6.01(a), Section 6.02, Section 6.03, Section 6.04(a), (d) and (g), Section 6.06, Section 6.07, Article V, Article VII, and Article VIII.

By: ____________________________ Name: Title:
PURCHASER:
ORBIMED ADVISORS, LLC
By: ____________________________ Name: Title:
XOMA:
XOMA LTD., solely for the purposes of Article V, Article VII, Article VIII, Section 6.01(a), Section 6.02, Section 6.03 and Section 6.04(a), (d) and (g), Section 6.06 and Section 6.07.
By: ____________________________ Name: Title:

Schedule 3.06

LITIGATION

1.  Mathilda and Terence Kennedy Institute of Rheumatology Trust (the “Trust”) v. UCB Inc., No. 10-cv-00650 (D. Del.).  In this action filed on August 3, 2010 the Trust charged UCB with infringing U.S. Patent No. 6,270,766 by promoting the use of CIMZIA® with methotrexate, claiming damages and royalties.

2.  On February 25, 2009, the U.S. Patent and Trademark Office (“PTO”) declared an interference proceeding between certain claims of PDL Biopharma Inc.’s (“PDL”) Queen et al., U.S. Patent No. 5,585,3089 (the “‘089 Patent”) and certain pending claims of Adair et al., U.S. Application No. 08/846,658 (the “‘658 Application”) and, on November 23, 2009, the PTO declared an interference proceeding between certain claims of PDL’s Queen et al., U.S. Patent No. 6,180,370 (the “‘370 Patent” and together with the ‘089 Patent, the “Patents”) and certain pending claims of Adair et al., U.S. Application No. 10/938,117 (the “‘117 Application”) under 35 U.S.C. 135(a). UCB Pharma S.A. (“UCB”) is the assignee of the ‘117 Application and the ‘658 Application.  [*]  A hearing was held on January 29, 2010 regarding the first phase of the interference, which relates to substantive motions except those for priority of invention.

Sch. 3.06-1

Schedule 3.13

SELLER’S ADDRESS AND IDENTIFICATION NUMBER

Address:                2910 Seventh Street
 Berkeley, CA  94710

Delaware organizational identification number:  4858595

Sch. 3.13-1

Schedule 5.05(a)

LIENS ON PATENT RIGHTS

XOMA and its Affiliates have granted non-exclusive licenses to the Patent Rights (as such term is defined in the License Agreement without regard to whether such rights relate to CIMZIA®) to the following companies, [*]

Sch. 5.05(a)-1

Schedule 5.05(b)

XOMA PATENT RIGHTS – BACTERIAL EXPRESSION

A. Title:	Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors:	Robinson, Liu, Horwitz, Wall, Better

Based on PCT/US88/02514, which corresponds to U.S. Application No. 07/077,528, which is a continuation-in-part PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Application No. 06/793,980 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.	[*]
Canada	572,398	CA 1,341,235	[*]

Based on U.S. Application No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Application No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Application No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	APPLICATION NO.	PATENT NO.	[*]
United States	08/235,225	US 5,618,920	[*]
United States	08/299,085	US 5,595,898	[*]
United States	08/450,731	US 5,693,493	[*]
United States	08/466,203	US 5,698,417	[*]
United States	08/467,140	US 5,698,435	[*]
United States	08/472,691	US 6,204,023	[*]

B. Title:	Novel Plasmid Vector with Pectate Lyase Signal Sequence

Inventors:	Lei, Wilcox

Based on U.S. Application  No. 07/142,039 filed January 11, 1988 and PCT/US89/00077

COUNTRY	APPLICATION NO.	PATENT NO.	[*]
Canada	587,885	CA 1,338,807	[*]
United States	08/472,696	US 5,846,818	[*]
United States	08/357,234	US 5,576,195	[*]

Sch. 5.05(b)-1

Schedule 5.05(e)

DISPUTES INVOLVING PATENT RIGHTS

1.  Mathilda and Terence Kennedy Institute of Rheumatology Trust (the “Trust”) v. UCB Inc., No. 10-cv-00650 (D. Del.).  In this action filed on August 3, 2010 the Trust charged UCB with infringing U.S. Patent No. 6,270,766 by promoting the use of CIMZIA® with methotrexate, claiming damages and royalties.

2.  On February 25, 2009, the U.S. Patent and Trademark Office (“PTO”) declared an interference proceeding between certain claims of PDL Biopharma Inc.’s (“PDL”) Queen et al., U.S. Patent No. 5,585,3089 (the “‘089 Patent”) and certain pending claims of Adair et al., U.S. Application No. 08/846,658 (the “‘658 Application”) and, on November 23, 2009, the PTO declared an interference proceeding between certain claims of PDL’s Queen et al., U.S. Patent No. 6,180,370 (the “‘370 Patent” and together with the ‘089 Patent, the “Patents”) and certain pending claims of Adair et al., U.S. Application No. 10/938,117 (the “‘117 Application”) under 35 U.S.C. 135(a). UCB Pharma S.A. (“UCB”) is the assignee of the ‘117 Application and the ‘658 Application.  [*]  A hearing was held on January 29, 2010 regarding the first phase of the interference, which relates to substantive motions except those for priority of invention.

3.  XOMA Ireland has for several years been engaged in an on-going licensing program relating to the bacterial cell expression technology, for both production of antibodies and research purposes.   [*]

Sch. 5.05(e)-1

Schedule 5.07

[*]

Sch. 5.07-1

Exhibit A

FORM OF BILL OF SALE

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), dated as of August 12, 2010, is made and entered into by and among XOMA CDRA LLC, a Delaware limited liability company (“Seller”), XOMA Ltd., a Bermuda limited company (“XOMA”), XOMA (US) LLC, a Delaware limited liability company (“Seller Parent”) and OrbiMed Advisors, LLC, a Delaware limited liability company (“Purchaser”).  All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Purchase Agreement described below.

WHEREAS, Seller, XOMA, Seller Parent and Purchaser are parties to that certain Royalty Purchase Agreement, dated as the date hereof (the “Purchase Agreement”), pursuant to which, among other things, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Interest, in consideration for Purchaser’s payment of the Closing Payment to Seller in accordance with Section 2.03 of the Purchase Agreement; and

WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase Agreement by the execution and delivery of this instrument evidencing Purchaser’s purchase and acceptance of the Purchased Interest.

NOW, THEREFORE, in consideration of the foregoing premises and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Sale and Assignment of the Purchased Interest.  Seller hereby sells, assigns, transfers and conveys to Purchaser, free and clear of all Liens, and Purchaser hereby purchases, acquires and accepts all of Seller’s right, title and interest in, to and under the Purchased Interest.  Purchaser is not acquiring under this Bill of Sale any assets or contract rights of Seller under the License Agreement or any other assets of Seller, other than the Purchased Interest.

2.           No Assumption of Obligations.  The parties hereto acknowledge that Purchaser is not assuming any of the Excluded Liabilities and Obligations.

3.           Further Assurances.  Each party hereto shall execute, acknowledge and deliver to the other party hereto, any and all documents or instruments, and shall take any and all actions reasonably required by such other party from time to time, in each case at Seller’s expense, to confirm or effect the matters set forth herein or otherwise to carry out the purposes of the Purchase Agreement and this Bill of Sale and the transactions contemplated thereby and hereby.

4.           Purchase Agreement.  This Bill of Sale is entered into pursuant to and is subject in all respects to all of the terms, provisions and conditions of the Purchase Agreement, and nothing herein shall be deemed to modify any of the representations, warranties, covenants and obligations of the parties thereunder.

5.           Interpretation.  In the event of any conflict or inconsistency between the terms, provisions and conditions of this Bill of Sale and the Purchase Agreement, the terms, provisions and conditions of the Purchase Agreement shall govern.

6.           Counterparts.  This Bill of Sale may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single agreement.

7.           Governing Law.  This Bill of Sale shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

[Signature page follows]

IN WITNESS WHEREOF, Seller, XOMA, Seller Parent and Purchaser have caused this Bill of Sale to be duly executed by their respective authorized officers as of the date first above written.

SELLER:
XOMA CDRA LLC
By: ____________________________ Name: Title:
SELLER PARENT:
XOMA (US) LLC
By: ____________________________ Name: Title:
PURCHASER:
ORBIMED ADVISORS, LLC
By: ____________________________ Name: Title:
XOMA:
XOMA LTD.
By: ____________________________ Name: Title:

Exhibit B

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-exclusive License Agreement (the “Agreement”), dated this 23rd day of December, 1998 (the “Effective Date”), is entered into by and between XOMA Corporation, a Delaware corporation having offices at 2910 Seventh Street, Berkeley, California 94710, U.S.A.  (“XOMA”), and Celltech Therapeutics Ltd., an English company with limited liability having offices at 216 Bath Road, Slough SL1 4EN Berkshire, United Kingdom (“CELLTECH”).

BACKGROUND

A.           CELLTECH is the owner of certain Patent Rights (as such term is defined below) and XOMA wishes to acquire a non-exclusive license under the Patent Rights; and.

B.           CELLTECH is willing to grant XOMA such a non-exclusive license, on the terms and conditions set forth below.

C.           XOMA has filed oppositions in the European Patent Office to the grant of certain Patent Rights (as such term is defined below) and is willing to withdraw such oppositions and appeals in consideration for the grant of a non-exclusive license under the Patent Rights.

D.           XOMA is the owner of certain patent rights and pursuant to a separate agreement is granting CELLTECH certain non-exclusive rights to such patent rights by a license (the “XOMA License”) of even date herewith.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE I   —  DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1           “Affiliate” shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto.  For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors.

1.2           “Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible or electronic form disclosed hereunder that is designated as “Confidential” at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.3           “Licensed Product” shall mean any product within the scope of a Valid Claim or produced using any method within the scope of a Valid Claim which has been accepted by CELLTECH pursuant to Section 2.1.

1.4           “Patent Rights” shall mean the patent applications and patents listed in Exhibit A hereto and identified in the Boss Patent Rights and the Neuberger Patent Rights which for the purposes of this Agreement shall include all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations and supplementary protection certificates.

1.5           “Valid Claim” shall mean a claim of any pending patent application, and any claim of any unexpired granted or issued patent, in each case included within the Patent Rights, which has not (i) been disclaimed, withdrawn, cancelled or abandoned by CELLTECH, (ii) been finally rejected or held invalid by a decision of a patent granting authority beyond right of review of appeal, or (iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable but which was not appealed within the allotted time).

ARTICLE II   —  LICENSE

2.1           Grant.  Subject to the terms and conditions of this Agreement, CELLTECH hereby grants to XOMA a non-exclusive, non-transferable, worldwide license under the Patent Rights to make, have made, use, import, export, market, offer for sale and sell Licensed Products.  XOMA may grant sublicenses to its Affiliates and to third parties in connection with a license or other agreement relating to the grant of rights to such third parties to further develop and/or exploit commercially any Licensed Product which has been developed at XOMA’s own risk and under its own control either in whole or in part, at least to the filing of an Investigational New Drug Application in the United States or its equivalent in Europe or Japan, by XOMA, but this license shall not otherwise include the right to grant sublicenses.

XOMA acknowledges that CELLTECH has, prior to the date of this Agreement, granted certain exclusive licenses of the Patent Rights.  Therefore, if XOMA wishes to make, have made, use, import, export, market, offer for sale or sell any product which XOMA believes falls within a Valid Claim or if XOMA wishes to sublicense any such rights in connection with a license or other agreement relating to any product developed by XOMA as provided herein, XOMA shall notify CELLTECH of this in writing, setting out reasonable detail of the nature of the product and the required field of use of such product.  If CELLTECH accepts such product by written notice to XOMA, and such acceptance may only be withheld (i) if it would cause CELLTECH to otherwise violate a license granted prior to the date of this Agreement or (ii) if CELLTECH already has granted a license under the Patent Rights for such product to a third party, such product shall be deemed to be a Licensed Product for the purposes of this Agreement.

2.2           No Implied Rights.  Only the license granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be granted or created by implication, estoppel or otherwise.

2.3           Ownership; Enforcement.  At all times CELLTECH will retain ownership of the Patent Rights and may use and commercialize such Patent Rights itself or with third parties.  CELLTECH retains the right, at its sole discretion, to enforce, maintain and otherwise protect the Patent Rights.  Each party shall give the other immediate notice of any infringement by a third party of any of the Patent Rights which comes to its attention during the term of this Agreement.  XOMA will cooperate with CELLTECH with respect to any reasonable actions CELLTECH may choose to take pursuant to this Subsection 2.3 and CELLTECH will reimburse XOMA for all liabilities and reasonable costs incurred by XOMA in this regard.

ARTICLE III   —  CONSIDERATION

In consideration for the license herein granted by CELLTECH, XOMA

(a) agrees to grant to CELLTECH certain non-exclusive rights to technology owned by XOMA pursuant to the XOMA License of even date herewith, and

(b) agrees to permanently withdraw the oppositions and appeals filed by XOMA against CELLTECH’s European Patents Nos. 0120694 and 0194276 and to file official documents withdrawing the oppositions and appeals within thirty (30) days after signature by both parties of this Agreement.  In addition, XOMA agrees not to assist any other party with respect to such oppositions and/or appeals from such oppositions.

ARTICLE IV   —  REPORTS

During the term of this Agreement, XOMA shall keep CELLTECH reasonably informed of its activities subject to this Agreement and within thirty (30) days following December 31 of each year shall provide CELLTECH with a written report indicating the current status of each program involving a Licensed Product that is discussed in the most recent version of XOMA’s annual report to shareholders.  XOMA shall notify CELLTECH within thirty (30) days after the first commercial sale of each Licensed Product.

ARTICLE V   —  CONFIDENTIALITY

5.1           Confidential Information.  Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that the receiving party can show that such Confidential Information:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto who was not subject to an obligation of confidentiality; or

(e) is required to be disclosed by law or to a government agency for the purpose of any statutory, regulatory or similar legislative requirement or to meet regulations of any stock exchange to which a party or any Affiliate may be subject.

5.2           Permitted Use and Disclosures.  Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations or conducting clinical trials; provided that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

5.3           Confidential Terms.  Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party’s accountants, attorneys and other professional advisors.

5.4           Agreement Announcement.  The parties hereby agree that the consummation of this Agreement shall be deemed to be in the public domain and may be announced or otherwise referred to by the parties subject to the other party’s written consent not to be unreasonably withheld.

ARTICLE VI   —  REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties.  CELLTECH represents and warrants that it has the right to grant the license granted herein.

6.2           Disclaimer.  Nothing in this Agreement is or shall be construed as:

(a) A warranty or representation by CELLTECH as to the validity or scope of any claim or patent within the Patent Rights;

(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party;

(c) An obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights; or

(d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of CELLTECH or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

6.3           No Warranties.  SAVE AS SET OUT IN SECTION 6.1, CELLTECH GRANTS NO WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND CELLTECH SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE VII   —  INDEMNIFICATION

XOMA agrees to indemnify, defend and hold CELLTECH harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other reasonable costs of litigation), losses or causes of action (each, a “Liability”) to the extent and only to the extent CELLTECH is required to meet a claim by any third party which third party claim arises out of or relates to (i) XOMA’s or any person deriving rights through XOMA’s possession, manufacture, use, sale or other disposition of Licensed Products, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to XOMA pursuant to this Agreement, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct of CELLTECH.

ARTICLE VIII   —  TERM AND TERMINATION

8.1           Term.  The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Patent Rights, whichever is later, unless earlier terminated in accordance with this Article 8.

8.2           Permissive Termination.  XOMA may terminate this Agreement at any time by providing CELLTECH notice in writing at least thirty (30) days prior to the effective date of termination.

8.3           Termination for Cause.  Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by the nonbreaching party.  Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period.  Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

8.4           Termination for Insolvency.  If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for the involuntary corporate reorganization or the dissolution of such party, which proceedings, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

8.5           Effect of Termination.

(a) Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) Return of Confidential Information.  Upon any termination of this Agreement, XOMA and its Affiliates and sublicensees and CELLTECH shall promptly return to the other party all Confidential Information received from the other party (except CELLTECH may retain copies of any reports or records subject to Article 4).

(c) Stock on Hand.  In the event this Agreement is terminated for any reason, XOMA shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand until six (6) months after such termination, subject to the applicable terms of this Agreement.

(d) Licenses.  Subject to Section 8.5(e), all licenses granted hereunder shall terminate upon the termination of this Agreement.

(e) Notwithstanding the foregoing provision of this Section 8.5, if XOMA terminates the Agreement pursuant to Section 8.3 or 8.4, the licenses granted to XOMA herein shall become perpetual and irrevocable, and remaining royalty-free, with the right to grant sublicenses without restriction.

8.6           Survival.  Sections 8.5 and 8.6, and Articles 5, 6, 7, and 9 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

8.7           Contested Validity.  If XOMA or any of its Affiliates attacks, contests or otherwise disparages or assists another in attacking, contesting or otherwise disparaging the validity of any of the Patent Rights licensed hereunder in any proceeding in any court of competent jurisdiction, including any patent opposition or appeal proceeding involving or relating to the Patent Rights, CELLTECH shall have the right to terminate this Agreement forthwith by written notice.

ARTICLE IX   —  MISCELLANEOUS PROVISIONS

9.1           Governing Law; Venue.  This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of England, without reference to conflicts of laws principles.  The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the courts of England, and the parties hereby consent to the personal jurisdiction of such courts.

9.2           Assignment.  Neither party may transfer or assign this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, except that XOMA may assign this Agreement without consent to a Bermuda company (or its wholly owned subsidiary) as part of a transaction that XOMA is currently effecting for the purpose of redomiciliation as a Bermuda company and provided that such transaction does not involve the acquisition of any other company or products which could be termed Licensed products under this Agreement.

Save with respect to the above assignment to a Bermuda company, no products may be included as Licensed Products subject to the license grant in Article 2 after any assignment of this Agreement (whether for the purposes of a merger, acquisition or otherwise) without the prior written consent of the other party.

9.3           Waiver.  No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.4           Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

9.5           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by electronic facsimile transmission or by registered or certified mail, in each case to the respective address specified below, or such other address as may be specified by notice in writing to the other party hereto and shall be effective only on receipt thereof:

CELLTECH:	Celltech Therapeutics Ltd.
216 Bath Road
Slough SL1 4EN Berkshire
United Kingdom

XOMA:	XOMA Corporation
2910 Seventh Street
Berkeley, California 94710
Attn: Legal Department

9.6           Independent Contractors.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or CELLTECH as partners or joint venturers with respect to this Agreement.  Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other panty to any other contract, agreement, or undertaking with any third party.

9.7           Compliance with Laws.  In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.  XOMA shall be responsible, at its expense, for making any required registrations or filings required to enable XOMA to exercise its rights under this Agreement and obtaining any necessary governmental approvals with respect hereto.

9.8           Use of Name.  Neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

9.9           Further Actions.  Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

9.10           Entire Agreement; Amendment.  This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

IN WITNESS WHEREOF, XOMA and CELLTECH have executed this Agreement in duplicate originals by duly authorized officers.

CELLTECH THERAPEUTICS LTD. By: _________________________	XOMA CORPORATION By: _________________________ John L. Castello Chairman of the Board President and Chief Executive Officer
Date: 12 April 1999	Date: March 23, 1999

Exhibit A

Patent Rights

Celltech Ref. No.:	PA 47

Title:	Multichain Polypeptides or Proteins and Processes for their Production

Subject Matter:	Expression of multichain proteins, such as antibodies, in single host cells

Inventors:	Michael Alan Boss
John Henry Kenten
John Spencer Emtage
Clive Ross Wood

Priority Application Date:	25th March 1983
Earliest Publication Date/No:	27th September 1984 / WO84 / 03712

Territory	Application Date	Application No.	Patent No.	Expiry Date
*Europe	23.03.1984	84301996.9	0120694	23.03.2004
*Europe (divisional)	23.03.1984	92202982.2
Japan	23.03.1984	501609/84	2594900	23.04.2004
Japan (divisional)	23.03.1984	228332/94
Japan (divisional)	23.03.1984	104862/97
United Kingdom	23.03.1984	8407571	2137631	23.03.2004
USA	23.03.1984	06/672265	4816397	28.03.2006

*includes:-  Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden, Switzerland, United Kingdom

Celltech Ref. No.:                                                       PA 87

Title:	Production of Chimeric Antibodies

Subject Matter:	Recombinant chimeric antibodies comprising antibody/antibody or antibody/other protein fusions

Inventors:	Michael Samuel Neuberger
Terence Howard Rabbitts

Priority Application Date:	3rd September 1984
Earliest Publication Date/No:	13th March 1986 / WO 86 / 01533

Territory	Application Date	Application No.	Patent No.	Expiry Date
*Europe	03.09.1985	85904274.9	0194276	03.09.2005
Japan	03.09.1985	503940/85	2714786	03.09.2005
United Kingdom	03.09.1985	8608827.5	2177096	03.09.2005
USA	03.09.1985	08/469786

*includes:-  Austria, Belgium, France, Germany, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden; Switzerland, United Kingdom

Exhibit C

[*] indicates that a confidential portion of the text of this agreement has been omitted and filed separately with the Commission.

XOMA (US) LLC
XOMA (BERMUDA) LTD.
2910 Seventh Street
Berkeley, California  97410, U.S.A.

August 11, 2010

UCB Celltech
216 Bath Road
Slough SL1 4EN Berkshire
United Kingdom
Attention: Phillip Ansell

Dear Sirs:

           Reference is made to that certain Non-Exclusive License Agreement (the “Agreement”), dated December 23, 1998, by and between XOMA (Bermuda) Ltd. (as successor in interest to XOMA Corporation, “XOMA Bermuda”) and UCB Celltech (as successor in interest to Celltech Therapeutics Ltd., “Celltech”).  By letter dated November 7, 2006, Celltech consented to the assignment by XOMA Bermuda of all of its payment rights relating to CIMZIA® under the Agreement to its Affiliate, XOMA (US) LLC (“XOMA US”).  XOMA US and XOMA Bermuda are now in discussions with OrbiMed Advisors, LLC (the“Purchaser”) regarding a possible sale of such payment rights, as described more fully below.  Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Agreement.

           Section 10.2 of the Agreement provides, among other things, that XOMA (as defined in the Agreement) may not transfer or assign the Agreement or any rights thereunder without the prior written consent of Celltech, which consent shall not be unreasonably withheld.

           XOMA US now intends to sell, assign, transfer and convey all royalty payments relating to CIMZIA®, which XOMA US is entitled to receive from Celltech under the Agreement (the “Royalty Payments”), to a newly-formed, special purpose vehicle (“XOMA SPV”), which will be an Affiliate of XOMA US, and XOMA Bermuda now intends to sell, assign, transfer and convey all of its right, title and interest in, to and under the Agreement to XOMA SPV.

Subsequently, XOMA SPV will sell, assign, transfer and convey to the Purchaser and/or certain of its affiliates and assignees, pursuant to a royalty purchase agreement between XOMA SPV and the Purchaser (the “Transaction”): (i) XOMA US’s contract rights to receive the Royalty Payments pursuant to the Agreement, beginning with the Royalty Payment that XOMA US is entitled to receive in respect of the second calendar quarter of 2010 (the “Payment Right”); (ii) XOMA US’s and XOMA Bermuda’s contract rights under the Agreement to enforce the

Payment Right directly against Celltech; (iii) XOMA US’s and XOMA Bermuda’s contract rights under the Agreement to receive any underpayments of such royalties discovered during any inspection conducted pursuant to the Agreement; (iv) XOMA US’s and XOMA Bermuda’s contract rights under the Agreement to receive inspection expenses which are reimbursed by Celltech to the extent such expenses were originally incurred by the Purchaser; (v) the right to receive and use Information (as defined below) relating to the foregoing and to disclose such Information as provided in this letter; (vi) XOMA US’s and XOMA Bermuda’s contract rights under the Agreement to transfer or assign all such rights and interest to third parties, subject to Celltech’s prior written consent, such consent not to be unreasonably withheld; and (vii) all payments, proceeds and products of and to any and all of the foregoing (collectively, the “Purchased Interest”).  In connection with the Transaction, XOMA SPV will grant to the Purchaser a “back-up” security interest in all of XOMA SPV’s right, title and interest in, to and under the Purchased Interest in the event the sale thereof to the Purchaser is recharacterized as a financing and, additionally, XOMA SPV will grant to the Purchaser a security interest in all of XOMA SPV’s right, title and interest in, to and under the Agreement, the Purchased Interest, XOMA SPV’s related books and records, and all proceeds and products of and to any and all of the foregoing to secure XOMA SPV’s payment and performance obligations (such security interest and such “back-up” security interest, collectively, the “Security Interest”).

Section 6.1 and 6.3 of the Agreement provide, among other things, that XOMA will not disclose or use Confidential Information furnished to it by Celltech, including royalty reports and related correspondence and any materials relating to any audit or inspection of royalty amount payable under the Agreement, except as expressly permitted by the Agreement.

In connection with XOMA US’s rights and interest in and to the Agreement and the payments by Celltech required thereunder, XOMA US receives from or on behalf of Celltech: (i) quarterly reports covering the Net Sales of CIMZIA®; (ii) periodic reports indicating the status of each program involving CIMZIA® that is discussed in Celltech’s annual reports to shareholders; and (iii) periodic updates regarding the commercial sales of CIMZIA®.  Additionally, Celltech is required to provide or make available to XOMA US Confidential Information relating to audits and inspections of Celltech’s books and records with respect to the royalty amounts payable from sales of CIMZIA® under the Agreement.  Also, XOMA US or XOMA Bermuda, on the one hand, and Celltech, on the other hand, may from time to time deliver notices, statements, confirmations and correspondence to each other that relate to the reporting of, basis for or calculation of Royalty Payments or underpayments thereof that may be sought and/or paid pursuant to the Agreement.  All of the agreements (including amendments or modifications thereto), reports, statements, Confidential Information, notices, confirmations and correspondence described in the preceding three sentences, and all summaries or descriptions of such agreements, reports, statements, Confidential Information, notices, confirmations and correspondence prepared by XOMA US or XOMA Bermuda (or XOMA SPV as successor in interest thereto), shall collectively be referred to as the “Information.”

XOMA US now wishes to disclose to XOMA SPV and the Purchaser (i) certain of the Information which has been previously received or made available or are received or made available during the time when bona-fide discussions with the Purchaser related to the Transaction are on-going, and (ii) solely to the extent the Transaction is actually consummated between XOMA US and XOMA SPV and, thereafter, between XOMA SPV and the Purchaser, the Information which are thereafter received or made available pursuant to the Agreement (collectively, the “Disclosures”).

Under the foregoing premises, and by your acknowledgement and agreement below, Celltech hereby consents to the following:

1.           the Transaction, including the granting by XOMA SPV of the Security Interest to the Purchaser in connection therewith, pursuant to Section 10.2 of the Agreement;

2.           the Disclosures by XOMA US and XOMA Bermuda to XOMA SPV and by XOMA SPV to the Purchaser; provided, however, that (a) the Purchaser is permitted to use such Information solely for purposes of considering the Transaction and, if the Transaction is consummated, for purposes of fulfilling its obligations and exercising its rights arising from the Transaction, and (b) the Purchaser is prohibited from disclosing such Information to any third party except (i) to its equityholders, debtholders, partners, members, officers, directors, employees, managers and financial and legal advisors who need to know such Information in connection with the Transaction, or (ii) to prospective equityholders, debtholders, partners or members who need to know such Information in connection with a potential investment in the Purchaser, pursuant to Section 6.1 and 6.3 of the Agreement.  Further, solely to the extent the Transaction is consummated, and the Purchaser or an Affiliate of the Purchaser subsequently desires to transfer or assign its right and interest in and to the Purchased Interest, Celltech also consents to the further disclosure of Information from the Purchaser or its Affiliate to a prospective transferee or assignee in such a subsequent transfer or assignment; provided, however, that (x) such prospective transferee or assignee is permitted to use such Information solely for purposes of considering such subsequent transfer or assignment and, if such subsequent transfer or assignment is consummated, for purposes of fulfilling its obligations and exercising its rights arising from such subsequent transfer or assignment, and (y) such prospective transferee or assignee is prohibited from disclosing such Information to any third party except to its officers, directors, employees and financial and legal advisors who need to know such Information in connection with such subsequent transfer or assignment, pursuant to Section 6.1 and 6.3 of the Agreement; and

3.           solely to the extent the Transaction is consummated, the Purchaser may transfer or assign its rights and interest in and to the Purchased Interest without the prior written consent of Celltech to an Affiliate of the Purchaser as part of a transaction that the Purchaser is contemplating effecting following such consummation for the purpose of transferring or assigning the Purchased Interest and its rights and interest therein and thereto to a newly-formed fund entity, pursuant to Section 10.2 of the Agreement.

The parties hereto acknowledge and agree that this letter and its contents, including without limitation this paragraph, constitute Confidential Information and the Purchaser and any Affiliate of the Purchaser are intended third party beneficiaries of the provisions of the Agreement with respect to the obligations of the parties hereto to keep confidential and not to disclose such Confidential Information.  Such obligations may be enforced by Celltech, XOMA US, XOMA Bermuda, the  Purchaser or an Affiliate of the Purchaser and this paragraph of this letter may not be amended, modified, replaced, terminated, or cancelled without the prior written consent of Celltech, XOMA US, XOMA Bermuda, the Purchaser or an Affiliate of the Purchaser.

           In addition, we are hereby requesting that you acknowledge and agree, by execution below of this letter, to henceforth make all payments due to us or XOMA SPV (as our successor in interest) under the Agreement relating to CIMZIA® (i.e., Royalty Payments, underpayments of royalties relating to CIMZIA®, and reimbursements of inspection expenses relating to CIMZIA® to the extent incurred by the Purchaser, each as provided in Article 4 of the Agreement) directly to the Purchaser, by deposit to the following deposit account unless and until otherwise directed in writing by the Purchaser:

Bank Name:  [*]
Address:  [*]
Branch Number:  [*]
ABA #:  [*]
Account #:  [*]
Account Name:  [*]

           Lastly, as a means of updating Exhibit A to the Agreement and for the avoidance of doubt, we have prepared a list of the relevant Patent Rights, which is attached as Annex 1 hereto.

If you are in agreement with the foregoing, please sign below in the space provided and return a fully executed copy of this letter to me.

Sincerely,

XOMA (US) LLC

By:  _______________________
        Christopher J. Margolin
        Vice President, General Counsel and
        Secretary

XOMA (Bermuda) Ltd.

By:  _______________________
        Christopher J. Margolin
        Vice President, General Counsel and
        Secretary

ACCEPTED AND AGREED as of the
date first written above.

UCB Celltech By: _______________________ Name: Title:

Annex 1

XOMA Patent Rights – Bacterial Expression

A.  Title:  Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use
Inventors:                      Robinson, Liu, Horwitz, Wall, Better

Based on PCT/US88/02514, which corresponds to U.S. Application No. 07/077,528, which is a continuation-in-part PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Application No. 06/793,980 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Canada	572,398	CA 1,341,235

Based on U.S. Application No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Application No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Application No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	APPLICATION NO.	PATENT NO.
United States	08/235,225	US 5,618,920
United States	08/299,085	US 5,595,898
United States	08/450,731	US 5,693,493
United States	08/466,203	US 5,698,417
United States	08/467,140	US 5,698,435
United States	08/472,691	US 6,204,023

B.   Title:  Novel Plasmid Vector with Pectate Lyase Signal Sequence
Inventors:                     Lei, Wilcox

Based on U.S. Application  No. 07/142,039 filed January 11, 1988 and PCT/US89/00077

COUNTRY	APPLICATION NO.	PATENT NO.
Canada	587,885	CA 1,338,807
United States	08/472,696	US 5,846,818
United States	08/357,234	US 5,576,195

Exhibit D

[*] indicates that a confidential portion of the text of this document has been omitted and filed separately with the Commission.

(212) 701-3000

August 12, 2010
OrbiMed Advisors, LLC
767 Third Avenue, 30th Floor
New York, New York  10017

Re:  XOMA CDRA LLC

Ladies and Gentlemen:

We have acted as special counsel to XOMA CDRA LLC, a Delaware limited liability company (the “Company”), XOMA (US) LLC, a Delaware limited liability company (“XOMA US”), XOMA (Bermuda) Ltd., a Bermuda company (“XOMA Bermuda”), XOMA Ireland Limited, an Irish company (“XOMA Ireland”), XOMA Technology Ltd., a Bermuda company (“XOMA Technology”), and XOMA Ltd., a Bermuda company (“XOMA” and, collectively with the Company, XOMA US, XOMA Bermuda, XOMA Ireland and XOMA Technology, the “XOMA Entities”), and this opinion is rendered in connection with Section 2.06(e)(i) of the Royalty Purchase Agreement, dated as of August 12, 2010 (the “Purchase Agreement”), by and among the Company, XOMA US, XOMA and OrbiMed Advisors, LLC (“you” or the “Purchaser”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

In connection with the opinions expressed herein, we have examined, and have relied as to matters of fact upon, (i) the Purchase Agreement, (ii) the Contribution and Sale Agreement, dated as of August 12, 2010 (the “Contribution and Sale Agreement” and, collectively with the Transaction Documents, the “Covered Agreements”), by and among XOMA US, XOMA Bermuda, XOMA Ireland, XOMA Technology and the Company, (iii) a copy of the financing statement attached hereto as Annex A naming the Company as debtor and the Purchaser as secured party (the “Company Financing Statement”) to be filed in the office of the Delaware Secretary of State (the “DE Filing Office”), (iv) a copy of the financing statement attached hereto as Annex B naming XOMA US as debtor and the Company as assignor and the Purchaser as secured party and assignee (the “XOMA US Financing Statement” and, together with the Company Financing Statement, the “Financing Statements”) to be filed in the DE Filing Office, (v) other documents delivered by the XOMA Entities at the closing, (vi) the UCB Consent and (vii) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or public officials and directors, officers, employees and representatives of the XOMA Entities, and we have made such further investigations, as we have deemed relevant and appropriate as a basis for the opinions hereinafter set forth.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all documents submitted to us as copies and the authenticity of all originals.  We have also assumed that all agreements, documents and other instruments examined by us to which any party other than the Company and XOMA US is a party (including the Purchase Agreement and the Contribution Agreement) have been duly authorized, executed and delivered by all such other parties (including the Purchaser, XOMA Bermuda, XOMA Ireland, XOMA Technology and XOMA) in accordance with all laws applicable to such other parties.

Based upon and subject to the foregoing, we are of the opinion that:

(i) The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and to conduct its business as currently conducted.  XOMA US has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and to conduct its business as described in the Annual Report on Form 10-K of XOMA for the fiscal year ended December 31, 2009 (the “2010 Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2010.

(ii) Each of the Company and XOMA US has the requisite organizational power and authority to execute and deliver the Covered Agreements to which it is party, to perform its obligations thereunder and to consummate the transactions contemplated to be performed by it thereby.

(iii) Each Covered Agreement to which the Company is a party has been duly authorized by all necessary organizational action, executed and delivered by the Company.  Each Covered Agreement to which XOMA US is a party has been duly authorized by all necessary organizational action, executed and delivered by XOMA US.

(iv) Assuming the due authorization, execution and delivery of each of the Covered Agreements by each party thereto other than the Company and XOMA US, each of the Covered Agreements to which a XOMA Entity is a party will be a valid and binding agreement of each such XOMA Entity, enforceable against each such XOMA Entity in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

(v) Assuming (A) the representations as to factual matters by the parties contained in each of the Covered Agreements are true, correct and complete and (B) compliance by the parties with the covenants set forth in each of the Covered Agreements, no approval, authorization, consent or order of or filing with any U.S. federal, or New York or Delaware state governmental or regulatory commission, authority or agency is required in connection with the execution and delivery of each of the Covered Agreements by each of the XOMA Entities party thereto and the consummation by each such XOMA Entity of the transactions contemplated by the Covered Agreements (other than any required filings with the U.S. Securities and Exchange Commission).

(vi) The execution, delivery and performance of each of the Covered Agreements by each of the XOMA Entities party thereto, and the consummation by each such XOMA Entity of the transactions contemplated by the Covered Agreements to which such XOMA Entity is a party, do not and will not conflict with, result in any breach or violation of or constitute a default (nor an event which with notice, lapse of time or both would constitute a default) or result in or require the creation of any lien or security interest (except as provided in the Covered Agreements) under or entitle any party to terminate or accelerate (A) the organizational documents of the Company and XOMA US, (B) any agreement, contract or instrument filed as an exhibit to or incorporated by reference in (1) the 2010 Annual Report or (2) any Quarterly Report on Form 10-Q or Current Report on Form 8-K of XOMA filed with the SEC thereafter, in each case to which such XOMA Entity is a party or by which any of it or its properties may be bound or affected, or (C) assuming (1) the representations as to factual matters of the parties contained in each of the Covered Agreements are true, correct and complete and (2) compliance by the parties with the covenants set forth in each of the Covered Agreements, any U.S. federal or New York or Delaware state law, regulation or rule or decree, judgment or order applicable to such XOMA Entity and, in the case of any decree, judgment or order, known to us.

[*] [4 paragraphs of text redacted]

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the Limited Liability Company Act of the State of Delaware, the federal laws of the United States [*].

[*] [13 paragraphs of text redacted]

This opinion is expressed as of the date hereof, and we take no responsibility to advise you of any changes subsequent to the date hereof.

This opinion, furnished by us as special counsel to the Company, is rendered to you and is solely for your benefit in connection with the above transaction and may not be quoted or relied upon for any other purpose, or by another person, firm or corporation for any purpose, without our prior written consent.

                   Very truly yours,

Exhibit E

[*] indicates that a confidential portion of the text of this document has been omitted and filed separately with the Commission.

August 12, 2010

OrbiMed Advisors, LLC
767 Third Avenue, 30th Floor
New York, New York 10017

Re:           XOMA Technology Ltd.

Ladies and Gentlemen:

We have acted as special U.S. patent counsel to XOMA Technology Ltd., a Bermuda company (“XOMA Technology”), and this opinion is rendered pursuant to Section 2.06 (e)(ii) of the Royalty Purchase Agreement, dated as of August 12, 2010 (the “Purchase Agreement”), by and among XOMA CDRA LLC, a Delaware limited liability company, XOMA (US) LLC, a Delaware limited liability company, XOMA Ltd., a Bermuda company and OrbiMed Advisors, LLC (“you” or the “Purchaser”).

[*] [10 paragraphs of text redacted]

           The opinions expressed in this opinion letter are solely for your use as the Purchaser in connection with the Purchase Agreement.  This opinion letter may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

           The foregoing opinions are rendered as of the date of this letter, and we assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Yours truly,

K&L Gates LLP

CONFIDENTIAL

Exhibit A

[*] [remainder of page redacted]

CONFIDENTIAL

Exhibit B

[*] [remainder of page redacted]

Exhibit F

[*] indicates that a confidential portion of the text of this document has been omitted and filed separately with the Commission.

(212) 701-3000

August 12, 2010
OrbiMed Advisors, LLC
767 Third Avenue, 30th Floor
New York, NY  10017

Ladies and Gentlemen:

We have acted as special counsel to XOMA (US) LLC, a Delaware limited liability company (“XOMA US”), XOMA (Bermuda) Ltd., a Bermuda company (“XOMA Bermuda”), XOMA Technology Ltd., a Bermuda company (“XOMA Technology”), XOMA Ireland Limited, an Irish company (“XOMA Ireland” and, collectively with XOMA US, XOMA Bermuda, and XOMA Technology, the “Transferors” and each a “Transferor”), XOMA Ltd., a Bermuda company (“XOMA”), and XOMA CDRA LLC, a Delaware limited liability company (“SPV”), in connection with the transactions contemplated by (i) the Contribution and Sale Agreement, dated as of August 12, 2010 (the “Contribution and Sale Agreement”), among Transferors and SPV, including the purchase of certain assets (the “Transferred Assets”) by SPV from Transferors, and (ii) the Royalty Purchase Agreement, dated as of August 12, 2010 (the “Purchase Agreement”), between SPV and OrbiMed Advisors, LLC (“Purchaser”), including the purchase of certain royalty payment and related rights identified in the Purchase Agreement (the “Purchased Assets”).  Each capitalized term used herein without definition shall have the same meaning specified in the Contribution and Sale Agreement or the Purchase Agreement (as applicable).

We have been asked by our clients to provide our opinion to you on the following issues: (a) whether in a properly presented and argued case under Title 11 of the United States Code (the “Bankruptcy Code”) in which a Transferor or XOMA was to be the debtor, a court having jurisdiction over such case would order a substantive consolidation of the assets and liabilities of SPV with those of such Transferor or XOMA, (b) whether in a properly presented and argued case under the Bankruptcy Code, a bankruptcy court having jurisdiction over a Transferor would treat the transactions evidenced by the Contribution and Sale Agreement as (i) a true sale or absolute transfer of the Transferred Assets from the respective Transferors to SPV, such that the applicable Transferred Assets would not be deemed to constitute property of any such Transferor’s bankruptcy estate under Section 541 of the Bankruptcy Code, and consequently, the court would not be entitled to (A) compel the turnover of such Transferred Assets or the proceeds thereof to a bankruptcy trustee or such Transferor, as debtor in possession, under Section 542 of the Bankruptcy Code or (B) treat such Transferred Assets or the proceeds thereof as subject to the automatic stay provision of Section 362(a) of the Bankruptcy Code or (ii) a loan by SPV secured by a security interest in favor of SPV in such Transferor’s interest in the Transferred Assets,1 and (c) whether in a properly presented and argued case under the Bankruptcy Code, a bankruptcy court having jurisdiction over SPV would treat the transactions evidenced by the Purchase Agreement as (i) a true sale or absolute transfer of the Purchased Assets from SPV to Purchaser, such that the Purchased Assets would not be deemed to constitute property of SPV’s bankruptcy estate under Section 541 of the Bankruptcy Code, and consequently, the court would not be entitled to (A) compel the turnover of such Purchased Assets or the proceeds thereof to a bankruptcy trustee or SPV, as debtor in possession, under Section 542 of the Bankruptcy Code or (B) treat such Purchased Assets or the proceeds thereof as subject to the automatic stay provision of Section 362(a) of the Bankruptcy Code or (ii) a loan by Purchaser secured by a security interest in favor of Purchaser in SPV’s interest in the Purchased Assets.

1
By virtue of the fact that XOMA Bermuda, XOMA Technology, and XOMA are all Bermuda companies and XOMA Ireland is an Irish company, they may not be eligible to be a debtor under Title 11 of the United States Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), and we make no opinion herein with respect to such eligibility.  Nevertheless, the issues raised by the transfer of the assets by XOMA Bermuda, XOMA Technology, and XOMA Ireland to SPV and the other transactions referenced herein are similar to the “true sale” and "non-consolidation" issues that would be raised if XOMA Bermuda, XOMA Technology, XOMA, and/or XOMA Ireland could be subject to the Bankruptcy Code.  These are for the most part issues of common law considered by bankruptcy or other U.S. courts under the laws of a number of jurisdictions, and, accordingly, we have reviewed relevant case law generally, including bankruptcy court decisions.  With your permission, we have assumed for purposes of this opinion that a court of competent jurisdiction acting in the insolvency or similar proceeding of XOMA Bermuda, XOMA Technology, XOMA, or XOMA Ireland would base its decision on such case law and would reach the same conclusions as would a U.S. bankruptcy court evaluating the transfer of the Transferred Assets under the Bankruptcy Code and other applicable law were XOMA Bermuda, XOMA Technology, XOMA, or XOMA Ireland, as the case may be, in fact eligible to be a debtor under the Bankruptcy Code.  Accordingly, with your permission, we have analyzed the transfer of the Transferred Assets and the Contribution and Sale Agreement as if XOMA Bermuda, XOMA Technology, XOMA, and XOMA Ireland were eligible to become a debtor under the Bankruptcy Code.

[*] [36 pages of text redacted]

This opinion speaks as of its date, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

This opinion may not be relied on in any manner or for any purpose by any other person (other than your permitted assignees and/or participants), nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity, except that you may furnish copies thereof (1) to any of your prospective assignees and/or participants, (2) to your independent auditors and attorneys, (3) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (4) pursuant to order or legal process of any court or governmental agency.  No opinion is to be implied or may be inferred beyond the matters expressly so stated.

This opinion should be interpreted in accordance with the Special Report by the TriBar Opinion Committee, Opinions in the Bankruptcy Context: Rating Agency, Structured Financing, and Chapter 11 Transactions, 46 Business Lawyer 717 (1991).

                Very truly yours,

Exhibit G

[*] indicates that a confidential portion of the text of this agreement has been omitted and filed separately with the Commission.

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-exclusive License Agreement (the “Agreement”), dated this 23rd day of December, 1998 (the “Effective Date”), is entered into by and between XOMA Corporation, a Delaware corporation having offices at 2910 Seventh Street, Berkeley, California 94710, U.S.A. (“XOMA”), and Celltech Therapeutics Ltd., an English company with limited liability having offices at 216 Bath Road, Slough SL1 4EN Berkshire, United Kingdom (“CELLTECH”).

BACKGROUND

A.           XOMA is the owner of certain Patent Rights (as such term is defined below) and CELLTECH wishes to acquire a non-exclusive license under the Patent Rights; and

B.           XOMA is willing to grant CELLTECH such a non-exclusive license, on the terms and conditions set forth below.

C.           CELLTECH has filed oppositions and appeals in the European Patent Office to the grant of certain of the Patent Rights (as such term is defined below) and is willing to withdraw such oppositions and appeals in consideration for the grant of a non-exclusive license under the Patent Rights.

D.           CELLTECH is the owner of certain patent rights and pursuant to a separate agreement is granting XOMA certain non-exclusive rights to such patent rights by a license (the “CELLTECH License”) of even date herewith.

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:

ARTICLE I   --  DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth in this Article.

1.1           “Affiliate” shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto.  For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors.

1.2           “Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible or electronic form disclosed hereunder that is designated as

“Confidential” at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

1.3           “Licensed Product” shall mean any product within the scope of a Valid Claim or produced using any method within the scope of a Valid Claim which has been accepted by XOMA pursuant to Section 2.1.

1.4           “Net Sales” shall mean actual revenues on an accrual basis, in accordance with U.K.  generally accepted accounting principles, as follows:  the invoice price of Licensed Products sold by CELLTECH or any of its Affiliates or sublicensees to third parties, less, to the extent included in such invoice price the total of:  (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) V.A.T., excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business.

If CELLTECH receives any consideration for the sale or other disposal of any Licensed Product other than for a monetary consideration on arms length terms as will accurately be reflected in Net Sales, then for the purposes of calculating the royalty payable hereunder, such Licensed Product shall be deemed to be sold exclusively for money at the fair market price generally achieved for such Licensed Product in the country in which such sale or other disposal occurred when such Licensed Product is sold alone and not with other products.

For Licensed Products sold in combination with one or more active ingredients, Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A&B) where A is the average sales price of the Licensed Product in the combination when sold separately and B is the total sales price of all other active ingredients in the combination when sold separately.  If the Licensed Product and the other active ingredients are not sold separately, actual cost of product shall be substituted for sales price in the above formula for each of the components oF the combination products.

1.5           “Patent Rights” shall mean the patent applications and patents listed in Exhibit A hereto and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations and supplementary protection certificates.

1.6           “Valid Claim” shall mean a claim of any pending patent application, and any claim of any unexpired granted or issued patent, in each case included within the Patent Rights which has not (i) been disclaimed, withdrawn, cancelled or abandoned by XOMA, (ii) been finally rejected or held invalid by a decision of a patent granting authority beyond right of review of appeal, or (iii) been held invalid or unenforceable in an unappealable decision of a court or competent body having jurisdiction (including a decision which was appealable but which was not appealed within the allotted time).

ARTICLE II   --  LICENSE

2.1           Grant.  Subject to the terms and conditions of this Agreement, XOMA hereby grants to CELLTECH a non-exclusive, non-transferable, worldwide license under the Patent Rights, to make, have made, use, import, export, market, offer for sale and sell Licensed Products.  CELLTECH may grant sublicenses to its Affiliates and to third parties in connection with a license or other agreement relating to the grant of rights to such third parties to further develop and/or exploit commercially any Licensed Product which has been developed at CELLTECH’s own risk and under its own control (or, for cancer related products, in collaboration with American Home Products) either in whole or in part, at least to the filing of an Investigational New Drug Application in the Unites States or its equivalent in Europe or Japan, by CELLTECH, but this license shall not otherwise include the right to grant sublicenses.

CELLTECH acknowledges that XOMA has, prior to the date of this Agreement, granted certain exclusive licenses of the Patent Rights.  Therefore, if CELLTECH wishes to make, have made, use, import, export, market, offer for sale or sell any product which CELLTECH believes falls within a Valid Claim or if CELLTECH wishes to sublicense any such rights in connection with a license or other agreement relating to any product developed by CELLTECH as provided herein, CELLTECH shall notify XOMA of this in writing, setting out reasonable detail of the nature of the product and the required field of use of such product.  If XOMA accepts such product by written notice to CELLTECH, and such acceptance may only be withheld (i) if it would cause XOMA to otherwise violate a license granted prior to the date of this Agreement or (ii) if XOMA already has granted a license under the Patent Rights for such product to a third party, such product shall be deemed to be a Licensed Product for the purposes of this Agreement.

2.2           No Implied Rights.  Only the license granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be granted or created by implication, estoppel or otherwise.

2.3           Ownership; Enforcement.  At all times XOMA will retain ownership of the Patent Rights and may use and commercialize such Patent Rights itself or with third parties.  XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the Patent Rights.  Each party shall give the other notice of any infringement by a third party of any of the Patent Rights which comes to its attention during the term of this Agreement.  CELLTECH will cooperate with XOMA with respect to any reasonable actions XOMA may choose to take pursuant to this Subsection 2.3 and XOMA will reimburse CELLTECH for all liabilities and reasonable costs incurred by CELLTECH in this regard.

ARTICLE III   --  CONSIDERATION

3.1           Royalties.

The license granted hereunder is royalty free provided that if the claims of CELLTECH’s Patent Rights licensed to XOMA under the CELLTECH License are limited by the European Patent Office at any time prior to expiry:

(a) (i)           to exclude claims whose scope as substantially as originally granted in Europe under the Boss Patent Rights listed in Exhibit A hereto to either mammalian expression or bacterial expression, CELLTECH shall pay a royalty of [*]% of Net Sales, or

(ii)           to exclude claims whose scope is substantially as originally granted in Europe under the Boss Patent Rights listed in Exhibit A hereto to both mammalian expression and bacterial expression, CELLTECH shall pay a royalty of [*]% of Net Sales; and

(b) to exclude claims whose scope is substantially as originally granted in Europe under the Neuberger Patent Rights listed in Exhibit A hereto to the production of chimeric antibodies in the form of antibody-enzyme fusions and/or antibody-toxin fusion, CELLTECH shall pay a royalty [*]% of Net Sales.

For the avoidance of doubt:

(x)           for the avoidance of doubt, the claims of the CELLTECH Patent Rights licensed to XOMA under the CELLTECH license shall not be considered as having been limited by the European Patent Office unless:

(i)           they have been modified, disclaimed, withdrawn, cancelled or abandoned by CELLTECH; or

(ii)           they have been modified or held invalid or unenforceable in an unappealable decision of a court or competent body (including the European Patent Office) having jurisdiction (including a decision which was appealable but which was not appealed within the allotted time).

(y)           the royalty payable to XOMA shall not increase upon expiry of any of the Patent Rights licensed to XOMA under the CELLTECH License.

(z)           the provisions of this Article 3.1 shall apply regardless of whether the CELLTECH License remains in effect.

3.2           One Royalty.  No more than one royalty payment shall be due with respect to a sale of a particular Licensed Product.  No multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim.

3.3           Royalty Term.  Royalties due under this Article 3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis from the first commercial sale of such Licensed Product until the expiration of the last-to-expire Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Licensed Product.

3.4           Oppositions and Appeals.  CELLTECH agrees to permanently withdraw the oppositions and appeals filed by CELLTECH against XOMA’s European Patents Nos. 0371998 and 0550400 and to file official documents withdrawing the oppositions and appeals within thirty (30) days after signature by both parties of this Agreement.  In addition, CELLTECH agrees not to assist any other party with respect to such oppositions and/or appeals from such oppositions.

ARTICLE IV   --  PAYMENTS; REPORTS AND RECORDS

4.1           Payments; Currency.  All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA.  If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such royalty payments relate.

4.2           Royalty Reports and Payments.  After the first commercial sale of a Licensed Product on which royalties are required to be paid hereunder, CELLTECH shall make quarterly written reports to XOMA within sixty (60) days after the end of each calendar quarter, stating in each such report, by country, the number and aggregate Net Sales of each Licensed Product sold during the calendar quarter.  XOMA shall treat all such reports as Confidential Information of CELLTECH.  Concurrently with the making of such reports, CELLTECH shall pay XOMA the royalties specified in Section 3.1 hereof.

4.3           Records; Inspection.  CELLTECH shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement.  Such books and records shall be kept at the principal place of business of CELLTECH for at least three (3) years following the end of the calendar quarter to which they pertain and will be available for inspection during such period by Ernst & Young LLP. on behalf of XOMA for the purpose of verifying the royalty reports and payments.  Such inspections shall be made during ordinary business hours.  Ernst & Young LLP. may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection.  Inspections conducted under this Section 4.3 shall be at the expense of XOMA, unless an underpayment exceeding five percent (5%) of the amount stated for any period covered by the inspection is identified, in which case all reasonable fees and other costs charged by Ernst & Young LLP. relating to the inspection will be paid within thirty (30) days of receipt of invoice by CELLTECH.  Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid within thirty (30) days of receipt of invoice by CELLTECH, with interest from the date(s) such amount(s) were due at the prime rate reported by the Bank of America plus two percent (2%).

ARTICLE V   --  REPORTS

During the term of this Agreement, CELLTECH shall keep XOMA reasonably informed of its activities subject to this Agreement and within thirty (30) days following December 31 of each year shall provide XOMA with a written report indicating the current status of each program involving a Licensed Product that is discussed in the most recent version of CELLTECH’s annual report to shareholders.  CELLTECH shall notify XOMA within thirty (30) days after the first commercial sale of each Licensed Product.

ARTICLE VI   --  CONFIDENTIALITY

6.1           Confidential Information.  Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that the receiving party can show that such Confidential Information:

(a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto who was not subject to an obligation of confidentiality; or

(e) is required to be disclosed by law or to a government agency for the purpose of any statutory, regulatory or similar legislative requirement or to meet regulations of any stock exchange to which a party or any Affiliate may be subject.

6.2           Permitted Use and Disclosures.  Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations or conducting clinical trials; provided that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

6.3           Confidential Terms.  Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party’s accountants, attorneys and other professional advisors.

6.4           Agreement Announcement.  The parties hereby agree that the consummation of this Agreement (and, subsequently, its extension to any cancer-related product(s) resulting from a collaboration between CELLTECH and American Home Products) shall be deemed to be in the public domain and may be announced or otherwise referred to by the parties subject to the other party’s written consent not to be unreasonably withheld.

ARTICLE VII   --  REPRESENTATIONS AND WARRANTIES

7.1           Representations and Warranties.  XOMA represents and warrants that it has the right to grant the license granted herein.

7.2           Disclaimer.  Nothing in this Agreement is or shall be construed as:

(a) A warranty or representation by XOMA as to the validity or scope of any claim or patent within the Patent Rights;

(b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party;

(c) An obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights; or

(d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of XOMA or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

7.3           No Warranties.  SAVE AS SET OUT IN SECTION 7.1, XOMA GRANTS NO WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND XOMA SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE VIII   --  INDEMNIFICATION

CELLTECH agrees to indemnify, defend and hold XOMA harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other reasonable costs of litigation), losses or causes of action (each, a “Liability”) to the extent and only to the extent XOMA is required to meet a claim by any third party which third party claim arises out of or relates to (i) CELLTECH’s or any person deriving rights through CELLTECH’s possession, manufacture, use, sale or other disposition of Licensed Products, whether based on breach of warranty, negligence, product liability or otherwise, or

(ii) the exercise of any right granted to CELLTECH pursuant to this Agreement, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct of XOMA.

ARTICLE IX   --  TERM AND TERMINATION

9.1           Term.  The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Patent Rights, unless earlier terminated in accordance with this Article 9.

9.2           Permissive Termination.  CELLTECH may terminate this Agreement at any time by providing XOMA notice in writing at least thirty (30) days prior to the effective date of termination.

9.3           Termination for Cause.  Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching party by the nonbreaching party.  Any termination shall become effective at the end of such thirty (30) day period unless the breaching party has cured any such breach or default prior to the expiration of such period.  Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

9.4           Termination for Insolvency.  If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for the involuntary corporate reorganization or the dissolution of such party, which proceedings shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

9.5           Effect of Termination.

(a) Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b) Return of Confidential Information.  Upon any termination of this Agreement, CELLTECH and XOMA shall promptly return to the other party all Confidential Information received from the other party (except XOMA may retain copies of any reports or records subject to Article 4 or 5).

(b) Stock on Hand.  In the event this Agreement is terminated for any reason, CELLTECH and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand until six (6) months after such termination, subject to Articles 3 and 4 and the other applicable terms of this Agreement.

(c) Licenses.  Subject to Section 9.5(e) all licenses granted hereunder shall terminate upon the termination of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 9.5, if CELLTECH terminates the Agreement pursuant to Sections 9.3 or 9.4, the license granted to CELLTECH herein shall become perpetual, irrevocable and royalty-free with the right to grant sublicenses without restriction.

9.6           Survival.  Sections 9.5 and 9.6, and Articles 4, 6,7, 8 and 10 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

9.7           Contested Validity.  If CELLTECH or any of its Affiliates attacks, contests or otherwise disparages or assists another in attacking, contesting or otherwise disparaging the validity of any of the Patent Rights licensed hereunder in any proceeding in any court of competent jurisdiction, including any patent opposition or appeal proceeding involving or relating to the Patent Rights, XOMA shall have the right to terminate this Agreement forthwith by written notice.

ARTICLE X   --  MISCELLANEOUS PROVISIONS

10.1           Governing Law; Venue.  This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.  The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the California state courts or U.S. district court located in San Francisco, California, and the parties hereby consent to the personal jurisdiction of such courts.

10.2           Assignment.  Neither party may transfer or assign this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, except that XOMA may assign this Agreement without consent to a Bermuda company (or its wholly owned subsidiary) as part of a transaction that XOMA is currently effecting for the purpose of redomiciliation as a Bermuda company and provided that such transaction does not involve the acquisition of any other company or products which could be termed Licensed Products under this Agreement.

Save with respect to the above assignment to a Bermuda company, no products may be included as Licensed Products subject to the license grant in Article 2 after any assignment of this Agreement (whether for the purposes of a merger, acquisition or otherwise) without the prior written consent of the other party.

10.3           Waiver.  No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach of default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.4           Severability.  In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

10.5           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by electronic facsimile transmission or by registered or certified mail, in each case to the respective address specified below, or such other address as may be specified by notice in writing to the other party hereto and shall be effective only on receipt thereof.

CELLTECH:	Celltech Therapeutics Ltd.
216 Bath Road
Slough SL1 4EN Berkshire
United Kingdom

XOMA:	XOMA Corporation
2910 Seventh Street
Berkeley, California 94710
Attn: Legal Department

10.6           Independent Contractors.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or CELLTECH as partners or joint venturers with respect to this Agreement.  Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

10.7           Compliance with Jaws.  In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.  CELLTECH shall be responsible, at its expense, for making any registrations or filings required to enable CELLTECH to exercise its rights under this Agreement and obtaining any necessary governmental approvals with respect hereto.

10.8           Use of Name.  Neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

10.9           Further Action.  Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

10.10           Entire Agreement; Amendment.  This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

IN WITNESS WHEREOF, XOMA and CELLTECH have executed this Agreement in duplicate originals by duly authorized officers.

CELLTECH THERAPEUTICS LTD. By: _________________________	XOMA CORPORATION By: _________________________ John L. Castello Chairman of the Board President and Chief Executive Officer
Date: 12 April 1999	Date: March 23, 1999

Exhibit A - Patent Rights

Title:	Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors:	Robinson, Liu, Horwitz, Wall, Better

1)	Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

COUNTRY	SERIAL NO.	PATENT NO.
*United States	06/793,980
Australia	65981/86	Issued 606,320
Canada	521,909	Pending
Denmark	3385/87	Pending
Taiwan	75105650	Issued 51922
*United States	06/086,266

2)
Based on PCT/US88/02514, which corresponds to U.S.  Serial No.  07/077,528 which is a continuation-in-part of 06/086,266 (abandoned), which is a continuation-in-part of U.S.  Serial No.  06/793,980 (abandoned).

COUNTRY	SERIAL NO.	PATENT NO.
Australia	23244/88	Issued 632,462
Austria	EP 88907510.7	Granted EP/0371998
Belgium	EP 88907510.7	Granted EP/0371998
Canada	572,398	Pending
Denmark	192/90	Pending
Europe	EP 88907510.7	Granted EP/0371998
Europe	EP 95119798.7	Pending (divisional)
France	EP 88907510.7	Granted EP/0371998
Germany	EP 88907510.7	Granted EP/0371998
Italy	EP 88907510.7	Granted EP/0371998
Japan	506481/88	Pending
Luxembourg	EP 88907510.7	Granted EP/0371998
Netherlands	EP 88907510.7	Granted EP/0371998
Sweden	EP 88907510.7	Granted EP/0371998
Switzerland/
Liechtenstein	EP 88907510.7	Granted EP/0371998
United Kingdom	EP 88907510.7	Granted EP/0371998
Europe	EP 93100041.8	Granted EP/0550400
Austria	EP 93100041.8	Granted EP/0550400
Belgium	EP 93100041.8	Granted EP/0550400
France	EP 93100041.8	Granted EP/0550400
Germany	EP 93100041.8	Granted EP/0550400
Italy	EP 93100041.8	Granted EP/0550400

Luxembourg	EP 93100041.8	Granted EP/0550400
Netherlands	EP 93100041.8	Granted EP/0550400
Sweden	EP 93100041.8	Granted EP/0550400
Switzerland/
Liechtenstein	EP 93100041.8	Granted EP/0550400
United Kingdom	EP 93100041.8	Granted EP/0550400
*United States	07/077,528

*           Cases abandoned in favor of a continuing application.

3)
Based on U.S. Serial No.  07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	SERIAL NO.	PATENT NO.
*United States	07/501,092
*United States	07/987,555
*United States	07/870,404
*United States	08/020,671
United States	08/235,225	5,618,920
United States	08/299,085	5,595,898
United States	08/357,234	5,576,195
United States	08/472,696	5,846,818
United States	08/472,691	Pending
United States	08/467,140	5,698,435
United States	08/450,731	5,693,493
United States	08/466,203	5,698,417

Title:	Novel Plasmid Vector with Pectate Lyase Signal Sequence

Inventors:	Lei, Wilcox

Based on U.S.  Serial No.  07/142,039 filed January 11, 1988 and PCT/US89/00077

COUNTRY	SERIAL NO.	PATENT NO.
Australia	29377/89	Issued 627443
Canada	587,885	1,338,807
Europe	EP 89901763.6	Granted EP/0396 612
Austria	EP 89901763.6	Granted EP/0396 612
Belgium	EP 89901763.6	Granted EP/0396 612
France	EP 89901763.6	Granted EP/0396 612
Germany	EP 89901763.6	Granted EP/0396 612
Italy	EP 89901763.6	Granted EP/0396 612
Luxembourg	EP 89901763.6	Granted EP/0396 612

Netherlands	EP 89901763.6	Granted EP/0396 612
Sweden	EP 89901763.6	Granted EP/0396 612
Switzerland/
Liechtenstein	EP 89901763.6	Granted EP/0396 612
United Kingdom	EP 89901763.6	Granted EP/0396 612
Japan	501661/89	Pending
*United States	07/142,039

*           Cases abandoned in favor of a continuing application.